SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

(Amendment No.     )

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    WESBANCO, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WESBANCO, INC.

One Bank Plaza

Wheeling, West Virginia 26003

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held

April 16, 2014

TO THE STOCKHOLDERS OF WESBANCO, INC.:

The Annual Meeting of the Stockholders of Wesbanco, Inc. (“Wesbanco”) will be held in the Glessner Auditorium at Wilson Lodge, Oglebay Resort and Conference Center, Wheeling, West Virginia, 26003, on Wednesday, April 16, 2014, at 12:00 Noon E.D.T.

The purposes of the meeting are as follows:

(1) To elect five persons to the Board of Directors to serve for a term of three years.

(2) To approve an advisory (non-binding) proposal on executive compensation paid to Wesbanco’s named executive officers.

(3) To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote (1) in favor of the director nominees and (2) in favor of the executive compensation paid to Wesbanco’s named executive officers. The holders of the common stock of Wesbanco as of the close of business on March 3, 2014 are entitled to vote at the meeting.

You are requested to sign and date the enclosed form of Proxy and return it in the enclosed postage-paid envelope at your earliest convenience. As indicated in the accompanying Proxy Statement, proxies may be revoked at any time prior to the voting thereof. Alternatively, if you hold shares of Wesbanco common stock directly in your name, you may vote over the Internet or by telephone by following the instructions set forth in the Proxy Card.

By Order of the Board of Directors.

LINDA M. WOODFIN

Secretary

Wheeling, West Virginia

March 14, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON APRIL 16, 2014.

THIS PROXY STATEMENT AND THE 2013 ANNUAL REPORT TO STOCKHOLDERS ARE

AVAILABLE AT

www.wesbanco.com

INDEX

PROXY STATEMENT

PROXY STATEMENT

OF

WESBANCO, INC.

One Bank Plaza

Wheeling, West Virginia 26003

ANNUAL MEETING OF STOCKHOLDERS

APRIL 16, 2014

This statement is furnished to the stockholders of Wesbanco, Inc. (the “Corporation”) in connection with the solicitation of proxies to be used in voting at the annual meeting of the stockholders of the Corporation (the “Annual Meeting”), which will be held in the Glessner Auditorium at Wilson Lodge, Oglebay Resort and Conference Center, Wheeling, West Virginia, 26003, at 12:00 Noon E.D.T. on Wednesday, April 16, 2014. This statement is first being mailed to the stockholders on or about March 14, 2014.

The Corporation is the parent company and the holder of all of the outstanding shares of the capital stock of Wesbanco Bank, Inc. (the “Bank”), Wheeling, West Virginia. The Corporation also maintains two other operating subsidiaries, namely, Wesbanco Securities, Inc., St. Clairsville, Ohio, and Wesbanco Insurance Services, Inc., Shinnston, West Virginia.

Proxies

The proxies are solicited by the Board of Directors of the Corporation (the “Board” or “Board of Directors”), and the cost thereof is being borne by the Corporation. Employees and Directors of the Corporation and its subsidiaries may follow up on this written solicitation by telephone or other methods of communication.

Proxies may be revoked by the stockholders who execute them at any time prior to the exercise thereof by a later dated proxy, by written notice to the Corporation, or by appearing in person and voting at the Annual Meeting. Unless so revoked, the shares represented by all proxies will be voted, by the persons named in the proxies, at the Annual Meeting and all adjournments thereof, in accordance with the specifications set forth therein, or, absent such specifications, in accordance with the discretion of the holders of such proxies.

As an alternative to submitting the enclosed proxy, stockholders who hold shares directly in their name may vote over the Internet or by telephone by following the instructions set forth on the Proxy Card.

Delivery of Proxy Materials to Households

Annually, the Corporation mails to each registered stockholder at a shared address, not previously notified, a separate notice of its intention to household proxy materials. Beneficial stockholders (those who hold common shares through a financial institution, broker or other record holder) are notified of the householding process by the record holder. Those registered and beneficial stockholders who are eligible and have not opted-out (as defined below) of the householding process will receive one copy of the Corporation’s Annual Report to Stockholders for the year 2013 and one copy of this Proxy Statement. A separate proxy card and a separate notice of the meeting of stockholders will continue to be included for each account at the shared address.

Registered stockholders who reside at a shared household and who would like to receive a separate Annual Report and/or a separate Proxy Statement (to “opt-out”), or have questions regarding the householding process, may contact the Corporation’s transfer agent and registrar by calling (888) 294-8217 or forwarding a written request addressed to Computershare Investor Services LLC, P.O. Box 30170, College Station, TX 77842-3170. Promptly upon request, a separate Annual Report and/or separate Proxy Statement will be sent. By contacting the transfer agent, registered stockholders sharing an address can also request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies. Beneficial stockholders should contact their brokers, financial institutions, or other record holder for specific information on the householding process as it applies to those accounts.

Stock Outstanding and Voting Rights

The authorized capital stock of the Corporation consists of 50,000,000 shares of common stock with a par value of $2.0833 per share (the “Common Stock”), and 1,000,000 shares of preferred stock without par value. Of the 50,000,000 shares of authorized Common Stock, as of March 3, 2014, there were 29,177,404 shares issued and outstanding.

The authorized shares of preferred stock of the Corporation may be issued in one or more classes or series with such preferences and voting rights as the Board of Directors may fix in the resolution providing for the issuance of such shares. The issuance of shares of preferred stock could affect the relative rights of the Common Stock. Depending upon the exact terms, limitations and relative rights and preferences, if any, of the shares of preferred stock as determined by the Board of Directors of the Corporation at the time of issuance, the holders of preferred stock may be entitled to a higher dividend rate than that paid on the Common Stock, a prior claim on funds available for the payment of dividends, a fixed preferential payment in the event of liquidation and dissolution of the Corporation, redemption rights, rights to convert their preferred stock into shares of Common Stock, and voting rights which would tend to dilute the voting control of the Corporation by the holders of the Corporation’s Common Stock.

A quorum is required to conduct business at the Annual Meeting. A majority of the outstanding shares of the Corporation present in person or represented by proxy constitutes a quorum. Abstentions, votes withheld and shares represented by broker non-votes are counted in determining whether a quorum is present. Non-votes by banks, brokerage houses, custodians, nominees and other fiduciaries (“broker non-votes”) and abstentions will be counted for the purpose of determining whether a quorum is present, but broker non-votes will not be included for purposes of determining whether stockholder approval of a matter has been obtained. A broker non-vote occurs when a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), submits a proxy for the Annual Meeting, but does not vote on a particular proposal because that broker or holder does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Non-routine matters include, among other matters, the election of directors and actions on executive compensation. Therefore, if a beneficial owner of the Corporation’s common stock does not give the broker or nominee specific voting instructions on Items 1 and 2, the holder’s shares will not be voted on those items and a broker non-vote will occur. Broker non-votes will have no effect on the voting results for such proposals.

Stockholders of record as of the close of business on March 3, 2014 will be entitled to vote at the Annual Meeting. Each stockholder will be entitled to one vote for each share of Common Stock held as of the record date, as shown by the records of the transfer agent. Cumulative voting in the election of Directors is permitted by West Virginia statutory provisions, and the exercise of that right is not subject to any condition precedent. Each stockholder is entitled to as many votes as shall equal the number of his shares of Common Stock multiplied by the number of Directors to be elected within each class, and the stockholder may cast all of such votes for a single Director or distribute them among two or more Directors. The nominees receiving the highest number of votes in each class—five in the class of 2017—will be elected as Directors of the Corporation. Proxies marked as abstaining (including proxies containing broker non-votes) will not be counted as votes either “for” or “against” the nominee. Such abstentions are not counted in the election of directors and do not affect the outcome.

Cumulative voting is not permitted with respect to Item 2, approval of which will require that the number of votes favoring the proposal exceed the votes cast opposing the proposal. Proxies marked as abstaining (including proxies containing broker non-votes) will not be counted as votes “for” or “against” the proposal.

Beneficial Owners of More than 5% of the Common Stock of the Corporation

WesBanco Trust and Investment Services, the Trust Department of the Bank, Bank Plaza, Wheeling, West Virginia, 26003, is a holder or beneficial owner of more than 5% of the Common Stock of the Corporation. As of January 31, 2014, 1,721,311 shares of the Common Stock of the Corporation, representing 5.94% of the total shares outstanding, were held in various capacities in the Trust Department. Of these shares, the Bank does not have voting control of 609,593 shares, representing 2.10% of the shares outstanding and has sole voting control of 1,111,718 shares, representing 3.84% of the shares outstanding.

Based solely on a Schedule 13G filed on February 10, 2014, Dimensional Fund Advisors, LP (“Dimensional”) has indicated that it may be the beneficial owner of 2,273,780 shares of the Corporation’s Common Stock in light of its furnishing investment advice to four investment companies and serving as investment manager to certain other commingled group trusts and separate accounts which own the shares since it possesses investment and/or voting power over the shares. Dimensional, however, disclaimed beneficial ownership of the shares.

Based solely on a Schedule 13G filed on February 12, 2014, The Vanguard Group, Inc. (“Vanguard”) has indicated that it may be the beneficial owner of 1,597,201 shares of the Common Stock of the Corporation. It reported beneficial ownership as an investment adviser of 1,597,201 shares for which it had sole voting power over 38,768 shares, sole dispositive power over 1,559,933 shares and shared dispositive power over 37,268 shares.

Based solely on a Schedule 13G filed on January 31, 2014, BlackRock, Inc. (“BlackRock”) has indicated that it may be the beneficial owner of 1,589,371 shares of the Common Stock of the Corporation for which it had sole voting power over 1,476,743 shares and sole dispositive power over 1,589,371 shares.

The following table lists each stockholder known to the Corporation to be the beneficial owner of more than 5% of the Corporation’s Common Stock as of the respective dates of their disclosure, as more fully described above:

Title of Class	Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common	Wesbanco Trust and Investment Services One Bank Plaza Wheeling, WV 26003	1,721,311	*	5.94%

Common	Dimensional Fund Advisors, LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,273,780	*	7.75%

Common	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,597,201	*	5.44%

Common	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,589,371	*	5.4%

*	Nature of beneficial ownership more fully described in text immediately preceding table.

Ownership of Securities by Directors, Nominees and Officers

The following table sets forth the number of shares of the Corporation’s Common Stock beneficially owned by each nominee, each continuing director, each director who will not continue as a director beyond the Annual Meeting and each named executive officer of the Corporation, and all of its executive officers and directors as a group as of March 3, 2014. There is no other class of voting securities issued and outstanding.

Name of Beneficial Owner	Sole Voting and Investment Authority		Shared Voting and/or Investment Authority		Percent of Class
Ray A. Byrd	12,491	(1)			*
Todd F. Clossin (Nominee & Executive Officer)	17,500	(2)			*
Christopher V. Criss	53,823	(3)	124,433	(4)	*
Jonathan D. Dargusch (Executive Officer)	12,868	(5)			*
Abigail M. Feinknopf (Nominee)	27,166		140,935	(6)	*
John W. Fisher, II	2,131	(7)			*
Ernest S. Fragale	70,596	(8)			*
James C. Gardill	50,354	(9)	1,200	(10)	*
Peter W. Jaworski (Executive Officer)	21,091	(11)	1,550	(12)
Vaughn L. Kiger	27,530	(13)	1,546	(14)	*
D. Bruce Knox	28,762	(15)			*
Paul M. Limbert (Nominee & Executive Officer)	85,893	(16)			*
Jay T. McCamic (Nominee)	32,782	(17)	133,901	(18)	*
F. Eric Nelson, Jr. (Nominee)	24,299		44,088	(19)	*
Henry L. Schulhoff	89,571	(20)			*
Richard G. Spencer	65,144	(21)			*
Joan C. Stamp	19,825	(22)			*
Reed J. Tanner	10,227	(23)	2,622	(24)	*
Bernard P. Twigg (Executive Officer)	17,382	(25)			*
Robert H. Young (Executive Officer)	22,347	(26)			*

All Directors and Officers as a group (23 persons)	759,823		450,275		4.1474%

*	Beneficial ownership does not exceed one percent (1%).
(1)	Includes 9,616 shares held for Mr. Byrd’s benefit in a Rabbi Trust established under the WesBanco, Inc. Deferred Compensation Plan.
(2)	Includes 10,000 shares of restricted stock which were awarded on November 4, 2013 which will vest on November 4, 2016.
(3)	Includes 7,887 shares held for Mr. Criss’ benefit in a Rabbi Trust established under the WesBanco, Inc. Deferred Compensation Plan.
(4)	Includes 120,012 shares held by Atlas Towing Company, in which Mr. Criss owns a substantial interest and serves as an officer and director and 4,421 shares held by the Estate of Leona G. Criss for which Mr. Criss is Co-Executor.
(5)	Includes options to purchase 3,500 shares which are vested in the WesBanco Key Executive Incentive Bonus & Option Plan, and 1,070 shares held in the WesBanco KSOP. Also included are 2,000 shares of Restricted Stock, which were awarded in 2012 and will become fully vested in 2015 and 2,000 shares awarded in 2013 which will become fully vested in 2016.
(6)	Includes 59,489 shares held in trust for the benefit of Ms. Feinknopf, 61,446 shares held in trust for the benefit of Ms. Feinknopf’s children of which Ms. Feinknopf is Co-Trustee and 20,000 shares held in the McCamic Family Foundation of which Ms. Feinknopf is a director.
(7)	Includes 384 shares held by Mr. Fisher’s wife, Susan V. Fisher.
(8)	Includes 4,044 shares held for Mr. Fragale’s benefit in a Rabbi Trust established under the WesBanco, Inc. Deferred Compensation Plan and 2,206 shares held in the WesBanco KSOP.
(9)	Includes 19,795 shares held in an IRA account for Mr. Gardill. Also includes 12,957 shares held by Mr. Gardill’s wife, Linda T. Gardill, and 4,780 shares held in her IRA account.

(10)	Shares held in a Profit Sharing Plan for Phillips, Gardill, Kaiser & Altmeyer, PLLC for the benefit of Mr. Gardill.
(11)	Includes options to purchase 9,500 shares which are vested in the WesBanco Key Executive Incentive Bonus & Option Plan and 2,233 shares held in the WesBanco KSOP. Also included are 2,000 shares of Restricted Stock, which were awarded in 2012 and will become fully vested in 2015 and 2,000 shares awarded in 2013 which will become fully vested in 2016.
(12)	Includes 800 shares held in an IRA account for Mr. Jaworski. Also includes 750 shares held by Mr. Jaworski’s wife, Marjorie K. Jaworski, in her IRA account.
(13)	Includes 13,999 shares held in an IRA account for Mr. Kiger. Mr. Kiger’s wife, Meredith Kiger, is the owner of an additional 1,397 shares for which Mr. Kiger disclaims beneficial ownership.
(14)	Shares held by Mr. Kiger as custodian for his children.
(15)	Includes 1,982 shares held in a retirement account for Mr. Knox’s benefit.
(16)	Includes options to purchase 41,500 shares which are vested in the WesBanco Key Executive Incentive Bonus & Option Plan, and 7,229 shares held in the WesBanco KSOP. Also included are 4,000 shares of Restricted Stock, which were awarded in 2012 and will become fully vested in 2015 and 5,000 shares awarded in 2013 which will become fully vested in 2016.
(17)	Includes 4,791 shares held in trust by Mr. McCamic’s wife, Jimmie Ann McCamic.
(18)	Includes 52,455 shares held in trust for the benefit of Mr. McCamic, 61,446 shares held in trust for the benefit of Mr. McCamic’s children for which Mr. McCamic is Co-Trustee, and 20,000 shares held in the McCamic Family Foundation of which Mr. McCamic is a director.
(19)	Includes 6,485 shares held by O & G, Inc., in which Mr. Nelson is a partner and 37,603 shares held in a Trust for which Mr. Nelson has investment authority and is a beneficiary.
(20)	Includes 8,991 shares held by Mr. Schulhoff’s wife, Cathleen C. Schulhoff, and 580 shares held for Mr. Schulhoff’s benefit in a Rabbi Trust established under the WesBanco, Inc. Deferred Compensation Plan.
(21)	Includes 12,400 shares held by Mr. Spencer’s wife, Kathleen S. Spencer.
(22)	Includes 10,696 shares held in Mrs. Stamp’s trust at WesBanco Bank, Inc.
(23)	Includes 5,582 shares held for Mr. Tanner’s benefit in a Rabbi Trust established under the WesBanco, Inc. Deferred Compensation Plan.
(24)	Shares held by a family trust for which Mr. Tanner is Co-Trustee and disclaims beneficial ownership.
(25)	Includes options to purchase 9,833 shares which are vested in the WesBanco Key Executive Incentive Bonus & Option Plan, and 345 shares held in the WesBanco KSOP. Also included are 2,000 shares of Restricted Stock, which were awarded in 2012 and become fully vested in 2015 and 2,000 shares awarded in 2013 which become fully vested in 2016.
(26)	Includes options to purchase 14,500 shares which are vested in the WesBanco Key Executive Incentive Bonus & Option Plan, and 2,241 shares held in the WesBanco KSOP. Also included are 2,000 shares of Restricted Stock, which were awarded in 2012 and become fully vested in 2015 and 2,000 shares awarded in 2013 which become fully vested in 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Act”) requires the Corporation’s officers, directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities & Exchange Commission (the “SEC”). Officers, directors and greater than 10% stockholders are required to furnish the Corporation with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of Forms 3, 4 and 5 received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Corporation believes that, during the calendar year 2013, except for one transaction by Nominee Todd F. Clossin and one transaction by Jonathan D. Dargusch, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were fulfilled.

The Corporation is required to report late filings.

Transactions With Directors and Officers

Transactions with Related Persons

The Corporation generally considers credit relationships with directors and/or their affiliates to be immaterial and as not impairing the director’s independence so long as the terms of the credit relationship are similar to other comparable borrowers. The Corporation uses the following guidelines to determine the impact of a credit relationship on a director’s independence. The Corporation presumes that extensions of credit which comply with Federal Reserve Regulation O to be consistent with director independence. In other words, the Corporation does not consider normal, arms’ length credit relationships entered into in the ordinary course of business to negate a director’s independence.

Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by the Bank with other persons. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as non-accrual, past due, restructured, or potential problems). The Board of Directors must review any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence. In addition, the Corporation does not consider to be independent any director who is also an executive officer of a company to which the Corporation has extended credit unless such credit meets the substantive requirements of Regulation O.

James C. Gardill, Director and Chairman of the Corporation, is a member of Phillips, Gardill, Kaiser & Altmeyer, PLLC, which serves as the Corporation’s primary outside legal counsel. Fees aggregating $1,332,001 were paid to the law firm for legal services rendered to the Corporation and its affiliates during the year, which amount represented approximately 51% of the total amount paid to all law firms retained in 2013. The Audit Committee does review and approve the engagement letter of the firm each year under the Corporation’s Related Party Transaction Policy.

Several directors have been appointed to the Board and subsequently nominated for election pursuant to acquisition and merger related agreements. Ms. Feinknopf and Mr. McCamic were appointed to the Board pursuant to the merger agreement with American Bancorporation. Mr. Schulhoff was appointed to the Board pursuant to the merger agreement with Winton Financial Corporation. D. Bruce Knox was appointed to the Board pursuant to the merger agreement with Oak Hill Financial, Inc. Under the terms of each of the agreements, the Corporation agreed to include them as recommended nominees until each served at least a full three year term, which obligations have been met as to all such directors. Richard G. Spencer was appointed to the Board pursuant to the merger agreement with Fidelity Bancorp, Inc. Under the terms of the agreement, the Corporation agreed to include Mr. Spencer as a recommended nominee until he has served at least a full three year term.

Policies and Procedures for Approval of Related Party Transactions

The Corporation recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance that corporate decisions are based on considerations other than the best interests of the Corporation and its stockholders. Therefore, the Board of Directors has adopted a formal, written policy with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction in which the Corporation participates and in which any related party has a direct or indirect material interest, other than (i) transactions available to all employees or customers generally, (ii) transactions involving less than $120,000 when aggregated with all similar transactions, or (iii) loans made by the Bank in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and not involving more than the normal risk of collectability or presenting other unfavorable features.

Under the policy, any related party transaction must be reported to the Audit Committee and may be consummated or may continue only (i) if the Audit Committee, or Chairman thereof acting between meetings, approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s length dealing with an unrelated third party, (ii) if the transaction involves compensation that has been approved by the Compensation Committee, or (iii) if the transaction has been approved by the disinterested members of the Board of Directors. The Audit Committee may approve or ratify the related party transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in the best interests of the Corporation.

The current policy was formalized and adopted in February 2007, and subsequently revised on August 7, 2008. The Policy is reviewed annually by the Board of Directors and was last approved on August 22, 2013. All related party transactions which were required to be reported in this Proxy Statement were approved by either the Audit Committee or the Compensation Committee of the Board of Directors.

Election of Directors

The Board of Directors of the Corporation is divided into three classes, as nearly equal in number as the numerical membership of the Board will permit, the members of such classes to serve staggered terms of three years each. The Bylaws permit the Board to determine each year the number of Directors up to a maximum of thirty-five, and the Board of Directors has determined that the Board shall consist of fifteen members, and has fixed the number of Directors to be elected to the Board of Directors at the forthcoming meeting at five persons to serve for a term of three years which will expire at the annual stockholders meeting in 2017.

The Corporation and its banking subsidiary, the Bank, maintain separate boards, but the directors of the Corporation also serve as directors of the banking subsidiary.

There are no family relationships among the directors, nominees or executive officers of the Corporation, except that Abigail M. Feinknopf is the sister of Jay T. McCamic. A majority of the Corporation’s directors are independent as defined in Nasdaq listing standards. The Board has determined that all of the directors and nominees are independent, as that term is defined under the Nasdaq definition, except for Paul M. Limbert, James C. Gardill, Richard G. Spencer and Todd F. Clossin.

Accordingly, the following persons have been nominated for election to the Board:

Nominees

A. Directors Whose Term of Office Will Expire at the Annual Stockholders Meeting in 2017.1

Name	Age	Year First Elected Director	Position
Abigail M. Feinknopf	46	2002	Director
Paul M. Limbert	67	2003	Director, President & CEO
Jay T. McCamic	58	2003	Director
F. Eric Nelson, Jr.	53	2007	Director
Todd F. Clossin	52	Nominee	Executive Vice President & COO

(1)	Joan C. Stamp is a member of this class whose term is expiring but she has elected not to stand for re-election and will step down from the Board at the expiration of her current term in April.

Additional Information

For each director named above, the particular experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director are as follows:

ABIGAIL M. FEINKNOPF has served as a member of the Board of Directors of the Corporation since March 1, 2002. She currently serves on the Marketing Committee of the Corporation. Ms. Feinknopf has extensive marketing experience in the Columbus, Ohio market, having served for years in a marketing and business development role in the Ohio architectural industry, representing Karlsberger Companies. She continues to provide marketing and business development consultation to Feinknopf Photography, also based in Columbus. Ms. Feinknopf is an artist and designer, and operates her own commission-based studio. She graduated from West Virginia University with a B.A. in English and also attended Capital University in Columbus, Ohio. She also represents significant share ownership and has prior bank board experience, having served on the Board of American Bancorporation and its wholly owned subsidiary, Wheeling National Bank. Her marketing background and experience, together with her stockholder interest and her knowledge of a key market in which the Corporation operates, Columbus, Ohio, make her a valuable member of our Board of Directors and qualified to serve.

PAUL M. LIMBERT has served as a member on the Board of Directors of the Corporation since December 18, 2003. Mr. Limbert is a member of the Executive Committee of the Board. Mr. Limbert is President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank. He is the former Executive Vice President and CFO of the Corporation. Mr. Limbert has been associated with the Corporation for a period in excess of 37 years, having joined the Corporation in 1977. Mr. Limbert is a Certified Public Accountant and has an extensive financial and accounting background. He has an extensive history with the Corporation and has assisted in all of its acquisition transactions. Mr. Limbert also serves as a member of the Board of Directors of the West Virginia Bankers Association and the Ohio Bankers League. Mr. Limbert also has served on accounting advisory boards and committees through the American Bankers Association, including the American Bankers Association Accounting Administrative Committee. Mr. Limbert recently served as a member of a “Blue Ribbon Panel” to address standards for private companies jointly formed by The American Institute of Certified Public Accountants, the Financial Accounting Foundation and the National Association of State Boards of Accountancy. Mr. Limbert has served as President and Chief Executive Officer since 2001. Mr. Limbert brings a wealth of banking experience and background and a strong financial background and perspective to the Board which qualifies him to serve as a member of the Board.

JAY T. McCAMIC has served as a member of the Board of Directors of the Corporation since January 1, 2003, and is a member of the Insurance Committee and the Loan Review Committee of the Bank. He is a lawyer and President of McCamic, Sacco & McCoid, PLLC. Mr. McCamic is a graduate of the University of North Carolina and obtained his Doctor of Jurisprudence from West Virginia University College of Law. He is a member of numerous professional organizations and has actively practiced law for approximately 31 years. He has focused primarily on litigation and practices both in Pennsylvania and in West Virginia. He currently serves as Federal Criminal Justice Act District Representative for the Northern District of West Virginia. He has had a wide variety of experience in both civil and criminal legal matters including becoming designated as a “learned counsel” in federal capital cases. Mr. McCamic has prior bank board experience, having served on the Board of Directors of American Bancorporation and its wholly owned subsidiary, Wheeling National Bank. Mr. McCamic represents significant share ownership and his legal background and training provide him with an excellent framework within which to offer advice and counsel in a highly regulated industry. Mr. McCamic’s work causes him to travel extensively in representing clients in multiple jurisdictions; therefore, providing valuable insight in economic trends and conditions in numerous markets. Mr. McCamic brings a stockholder perspective based on his representation of significant share ownership interests, a professional practitioner’s perspective on the regulatory environment within which the Corporation operates and numerous years of bank board experience which make him a valuable member of our Board of Directors and qualified to serve.

F. ERIC NELSON, JR. has served as a member of the Board of Directors of the Corporation since April 18, 2007. He also serves as a member of the Pension/KSOP Committee of the Corporation and the Loan Review Committee of the Bank. Mr. Nelson is a member of the House of Delegates in West Virginia. Mr. Nelson has been President of Nelson Enterprises, Inc., a privately owned investment company in Charleston, West Virginia, since 2005, and was general partner of Mountaineer Capital, LP, a venture capital firm from 2000 to 2005. Mr. Nelson has a degree in Business Administration and Accounting from Washington and Lee University and is the former Treasurer of City Holding Company and a former member of the executive management team of City Holding Company where he exercised direct responsibility for asset liability management, investment portfolio management and a broker/dealer subsidiary. In addition, the closely held family company which he currently operates, Nelson Enterprises, is a diversified investment company focusing on real estate, natural resources, money management and entrepreneurial activity in the Appalachian Region. Mr. Nelson brings experience as a former executive officer with another financial institution, extensive experience in investment management and analysis and a current perspective on economic activity in Charleston and in West Virginia in general, a key market within which the Corporation operates. Given his extensive banking background, his financial analytical skills and perspective on economic development initiatives in West Virginia, and his public service, Mr. Nelson is a valuable member of our Board and qualified to serve.

TODD F. CLOSSIN has been nominated to serve as a member of the Board of Directors of the Corporation by the Nominating Committee. He is currently Executive Vice President and Chief Operating Officer of the Corporation and will assume the position of President and Chief Executive Officer upon the retirement of Mr. Limbert on April 30, 2014. Mr. Clossin formerly served as Executive Vice President and Chief Administrative Officer for Fifth Third Bank. At Fifth Third, Mr. Clossin served in many retail and commercial capacities and was most recently responsible for strategic planning, marketing, customer experience, distribution strategies, sourcing, facilities, sustainability, social media and analytics. His career with Fifth Third also included serving as President and Chief Executive Officer, Fifth Third Bank Midwest and Midsouth Regions from 2010 to 2011, President and Chief Executive Officer, Fifth Third Bank Midwest and Florida Regions from 2009 to 2010, President and Chief Executive Officer, Fifth Third Bank Midwest Region from 2006 to 2009, President and Chief Executive Officer, Fifth Third Bank North Ohio Region from 2005 to 2006 and President and Chief Executive Officer, Fifth Third Bank Tennessee from 2002 to 2005. In his 29 year banking career, Mr. Clossin also served in various capacities with Key Bank and Society Bank in Columbus, Dayton, Cleveland and Canton. Mr. Clossin is a graduate of Mount Union College where he received a B.A. in Business Administration and a graduate of Akron University where he received an MBA. He is also a graduate of the Darden School of Business Advanced Commercial Lending Program, Weatherhead School of Business Executive Leadership Program, Center of Creative Leadership’s Leadership at the Peak Program and Stanford University’s Strategy and Organization Program. Mr. Clossin’s experience in banking and especially in many of the markets in which the Corporation operates, make him qualified to serve on the Board of Directors of the Corporation.

All of the foregoing nominees presently are serving as members of the Board, except for Mr. Clossin. In the event that, at any time prior to the Annual Meeting, any of the foregoing nominees should become unavailable for election to the Board of Directors, the shares of stock represented by the proxies will be voted for such other nominee or nominees as the holders of the proxies, in their judgment, may determine.

In the absence of instructions to the contrary, the enclosed form of proxy, if executed and returned to the Corporation, will be voted in the manner determined by the holder or holders thereof. The Board of Directors is soliciting discretionary authority to cumulate votes in the election of Directors, and unless otherwise directed, the holder or holders of such proxies shall have the authority to cumulate votes represented thereby and to distribute the same among the nominees in such manner and numbers as such holder or holders, in his or their discretion, may determine. This authority will be exercised by the holder or holders of the proxies in the event that any person or persons, other than the nominees named above, should be nominated for election to the Board of Directors.

Continuing Directors

In addition to the foregoing nominees, the following persons presently are serving as members of the Board of Directors:

A. Directors Whose Term of Office Will Expire at the Annual Stockholders Meeting in 2016.

Name	Age	Year First Elected Director		Position
Christopher V. Criss	57	1992		Director
James C. Gardill	67	2007	[1]	Director & Chairman of the Board
Vaughn L. Kiger	69	2004		Director
Henry L. Schulhoff	70	2005		Director
Richard G. Spencer[2]	66	2012		Director

(1)	Mr. Gardill previously served on the Board from 1980 to 2003.
(2)	Mr. Spencer was appointed to the Board pursuant to the provisions of the Corporation’s merger agreement with Fidelity Bancorp, Inc., which agreement required the election of one director to serve at least a full three year term on the Board of Directors of the Corporation.

Additional Information

For each director named above, the particular experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director are as follows:

CHRISTOPHER V. CRISS has served on the Board of Directors of the Corporation since July 17, 1992. He currently serves as a member and Chairman of the Audit Committee and as a member of the Executive Committee, the Nominating Committee and the Compensation Committee of the Board of Directors. Mr. Criss has been President and Chief Executive Officer of Atlas Towing Co. since 1984. Mr. Criss has previous bank board experience, having served on the Board of Directors of Mountain State Bank. He formerly served on the Board of Directors of a regional hospital and an insurance company and has served in an executive capacity with several family owned businesses. Mr. Criss has an accounting background and has extensive business management experience. He also represents significant stockholder interests and the geographical market of Parkersburg, which is a significant market for the Corporation. His diversified business and accounting background, management experience and long term active participation on the Board make him a valuable member of the Board and qualify him to serve.

JAMES C. GARDILL currently serves as Chairman of the Corporation and is a member of the Executive Committee of the Corporation and the Executive Loan Committee and the Trust Committee of the Bank and he has served in his current term as a member of the Board of Directors since April 18, 2007. Mr. Gardill previously served on the Board of Directors from April of 1980 until April of 2003, during which time he served as Chairman of the Corporation from April of 1990 until April of 2003. Mr. Gardill is a lawyer and the managing member of Phillips, Gardill, Kaiser & Altmeyer, PLLC. Mr. Gardill is a Fellow of the American and West Virginia Bar Foundations. Mr. Gardill has represented the Corporation since 1973 and has served as general counsel to the Corporation since 1984. Mr. Gardill has also represented the Corporation in all of its acquisitions over the years and has extensive experience in corporate, commercial and fiduciary matters. Mr. Gardill has also served as an adjunct lecturer at the College of Law of West Virginia University in banking law courses and he has lectured and written on numerous commercial law, estate and fiduciary matters. Mr. Gardill has also served on the boards of directors of profit and nonprofit corporations in several industries, including health care and manufacturing. Mr. Gardill has also served as Chairman of a number of boards, committees and commissions, both in the for-profit and non-profit sector. Mr. Gardill’s extensive experience in corporate governance, commercial law, trust and fiduciary matters and customer relationships through his private practice position him to be able to provide valuable advice and counsel to the Corporation. His long tenure with the Corporation gives him an excellent regulatory background and institutional knowledge in advising the Corporation, in serving as an outside chairman and qualifies him to serve.

VAUGHN L. KIGER has served on the Board of Directors of the Corporation since February 19, 2004 and currently serves on the Executive Committee, the Compensation Committee, the Nominating Committee, for which he serves as Chairman, and the Loan Review Committee of the Bank. Mr. Kiger is President of Old Colony Realtors, Morgantown, West Virginia, where he has worked in the real estate business in excess of 41 years. He is a member and Vice Chairman of the West Virginia Real Estate Commission, and a former member and past Chairman of the West Virginia University Board of Governors. Mr. Kiger is a graduate of West Virginia University and the Realtors Institute at the University of Virginia. Mr. Kiger also has prior bank board experience, having served on the Board of Directors and as Chairman of Vandalia National Corporation and its subsidiary, The National Bank of West Virginia. Mr. Kiger has extensive business experience, is knowledgeable and active in the real estate market in the North Central Region of West Virginia and brings extensive experience in commercial real estate matters to the Board. He provides valuable insight into one of the key markets for the Corporation in North Central, West Virginia. His extensive business experience in the public and private sector offer perspective and informed advice. We believe Mr. Kiger’s real estate background and experience, his combination of experience in the public and private sectors, his knowledge of the commercial and residential real estate markets in one of the key markets of the Corporation and his public service make him a valuable addition to our Board and qualify him to serve.

HENRY L. SCHULHOFF has served as a member of the Board of Directors of the Corporation since January 3, 2005. Mr. Schulhoff is a member of the Executive Committee and the Compensation Committee of the Board. He has served as President of Schulhoff & Co., Inc., a registered investment advisory firm in Cincinnati, OH, since 1976. Mr. Schulhoff is a graduate of Xavier University and he has in excess of 41 years experience in security analysis and portfolio management. Mr. Schulhoff also has prior bank board experience, having served on the Board of Directors of Winton Financial Corporation and its wholly owned subsidiary, The Winton Savings and Loan Company, from 1986 until its acquisition by the Corporation. He also served as Chairman of that entity from 2003 until its acquisition by the Corporation in 2005. Mr. Schulhoff is active in the financial markets and has extensive director experience. Mr. Schulhoff is also active in the business community in Cincinnati, which represents a key geographic market for the Corporation. Mr. Schulhoff’s extensive business and financial experience, share ownership and prior banking experience qualifies him to serve as a member of our Board and makes him a valuable addition to the Board of Directors.

RICHARD G. SPENCER has served as a member of the Board of Directors of the Corporation since November 30, 2012, having been appointed pursuant to the Corporation’s merger agreement with Fidelity Bancorp, Inc. Mr. Spencer is a member of the Insurance Committee of the Corporation. Mr. Spencer was formerly the Chief Executive Officer and President of Fidelity Bancorp, Inc. and its banking subsidiary, Fidelity Savings Bank, a position he held since 2003. He also served previously as Chief Financial Officer of Fidelity Bancorp, Inc. His many years of service in many areas of operations at Fidelity and duties as Chief Executive Officer bring a special knowledge of the financial, economic and regulatory challenges the Corporation faces and make him a valuable addition to our Board and qualify him to serve.

B. Directors Whose Term of Office Will Expire at the Annual Stockholders Meeting in 2015.

Name	Age	Year First Elected Director	Position
Ray A. Byrd	69	1977	Director
John W. Fisher, II	71	2007	Director
Ernest S. Fragale	66	1996	Director
D. Bruce Knox	53	2007	Director
Reed J. Tanner	60	1996	Director

Additional Information

For each director named above, the particular experience, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director are as follows:

RAY A. BYRD has served as a member of the Board of Directors since June 9, 1977. Mr. Byrd is a member of the Trust Committee and the Loan Review Committee of the Bank and is a member of the Executive Committee, and Compensation Committee of the Corporation. Mr. Byrd is a lawyer and a manager/member of Schrader Byrd & Companion, PLLC. Mr. Byrd is a graduate of West Virginia University and received his Doctorate of Jurisprudence from West Virginia University. Mr. Byrd has practiced principally in the areas of business and commercial law, estate and trusts for over 41 years and has extensive experience in trust and fiduciary matters. Mr. Byrd’s long tenure on the Board, together with his background in trust, fiduciary and commercial law, provide valuable insight and counsel to the Board and the various committees on which he actively serves. Mr. Byrd is also active in numerous non-profit and professional organizations which provide valuable insight to the extensive wealth management services provided by the Corporation. His long tenure with the Corporation and his extensive experience in dealing with the regulatory environment make him a valuable member of the Board and qualify him to serve as a member of our Board of Directors.

JOHN W. FISHER, II has served as a member of the Board of Directors since April 18, 2007. He currently serves as a member and Chairman of the Compensation Committee of the Corporation and the Personnel Committee of the Bank. Mr. Fisher has served as a Professor of Law at the College of Law of West Virginia University since 1971, and served as the Dean of the College of Law of West Virginia University from 1998 through 2008. Mr. Fisher is a graduate of West Virginia University and also is a graduate of the College of Law of West Virginia University. Mr. Fisher has extensive experience in the public sector and in his tenure as Dean of the College of Law he also had budgetary responsibility and supervision of all College of Law personnel. He also served as an executive officer of West Virginia University from 1982 to 1986 and as Associate Dean for Academic Affairs from 1979 through 1981 and from 1990 through 1992. He has published numerous Law Review articles and has been publicly recognized by the Supreme Court of Appeals of West Virginia as one of the foremost authorities on West Virginia Property Law. He also was instrumental in recodifying the law of intestate succession and elective shares and corporation laws of the State of West Virginia and is a Fellow of the American and West Virginia Bar Foundations. Mr. Fisher also has prior bank board experience, having served on the Board of Directors of Vandalia National Corporation and its wholly owned subsidiary, The National Bank of West Virginia. Mr. Fisher had extensive experience in compensation matters during his years as an executive officer of West Virginia University and during his tenure as Dean of the College of Law where he had responsibilities in establishing salary and compensation practices and in negotiating letters of appointment. His recognized expertise in property and corporation law make him uniquely suited for service on our Board of Directors and his extensive background in lecturing in laws, rules and regulations for a period in excess of 41 years make him a valuable member of our Board of Directors.

ERNEST S. FRAGALE has served as a member of the Board of Directors of the Corporation since August 20, 1996. Mr. Fragale is a member of the Audit Committee of the Corporation and the Loan Review Committee of the Bank. He has been Vice President of Daisy Development Co. of Bridgeport, West Virginia, which is a privately owned real estate development company, since 1987. Mr. Fragale is a graduate of Fairmont State College and is the former President and CEO of two mortgage banking companies, one of which was sold to the Corporation. Mr. Fragale has extensive experience in residential and commercial real estate and his mortgage company specialized in packaging and selling mortgages in the secondary market. Mr. Fragale is also active in the North Central, West Virginia, market, a key market for the Corporation and, therefore, provides valuable insight and advice on economic activity and trends in that market. His mortgage background and financial experience make him a valuable member of the Board of Directors and qualify him to serve on our Board.

D. BRUCE KNOX has served as a member of the Board of Directors of the Corporation since November 30, 2007. He currently serves as a member of the Audit Committee and the Insurance Committee of the Corporation and the Personnel Committee of the Bank. Mr. Knox formerly served as Executive Vice President of Oak Hill Banks from December 2007 to May 2008. He also previously served as Executive Vice President of Oak Hill Financial, Inc. from January 2005 to December 2007 and Chief Information Officer from January 2000 to December 2007. Mr. Knox has approximately 20 years of banking experience centered principally in operations, data processing and asset liability management. His extensive experience in information technology and service as a chief information officer for a regional banking corporation make him uniquely suited to offer advice and counsel on strategic direction in information technology. He has been instrumental in providing advice to the Corporation on its technology initiatives and in expanding its internet banking products. Mr. Knox’s extensive experiences in banking and information technology make him a valuable member of our Board of Directors and qualify him to serve.

REED J. TANNER has served as a member of the Board of Directors of the Corporation since December 30, 1996. Mr. Tanner is a member of our Audit Committee and Pension/KSOP Committee. Mr. Tanner is a Certified Public Accountant and is our designated financial expert on the Audit Committee. He has been a member of RTannerAssociates, PLLC, since 2009, and was previously with the firm Dixon Hughes, PLLC and several predecessor accounting firms. Mr. Tanner is a graduate of Northwestern University and West Virginia University and is a licensed Certified Public Accountant actively practicing in Morgantown, West Virginia. Mr. Tanner has prior bank board experience having served on the Board of Vandalia National Corporation and its wholly owned subsidiary, The National Bank of West Virginia. Mr. Tanner is also a member of the West Virginia Board of Accountancy. Mr. Tanner provides significant expertise and experience to the Audit Committee and his familiarity with accounting principles and standards provide valuable insight and advice to the Board of Directors and its Audit Committee. Mr. Tanner also has considerable business experience, having worked in the public accounting profession for a significant number of years and, therefore, serves in an important advisory role to the Board. Given Mr. Tanner’s financial expertise and background and his ability to navigate a strict regulatory environment, Mr. Tanner is a valuable member of our Board of Directors and qualified to serve.

Executive Officers of the Corporation

The executive officers of the Corporation are listed below. Each listing includes a statement of the business experience of each executive officer during at least the last five years. Executive officers are elected annually by the Board of Directors and serve at the pleasure of the Board.

PAUL M. LIMBERT, age 67, has served as the President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank since 2001. Mr. Limbert previously served as Executive Vice President and Chief Financial Officer for the Corporation and was Vice Chairman and Chief Financial Officer of the Bank. Mr. Limbert joined the Corporation in April 1977.

TODD F. CLOSSIN, age 52, is the Executive Vice President and Chief Operating Officer of the Corporation and President and Chief Operating Officer of the Bank who joined the Corporation on November 4, 2013. Mr. Clossin will assume the position of President and CEO of the Corporation and the Bank upon Mr. Limbert’s retirement on April 30, 2014. Mr. Clossin has 29 years experience in banking and was Chief Administrative Officer and Executive Vice President of Fifth Third Bank in Cincinnati from 2011 to 2013, President and Chief Executive Officer, Fifth Third Bank Midwest and Midsouth Regions from 2010 to 2011, President and Chief Executive Officer, Fifth Third Bank Midwest and Florida Regions from 2009 to 2010, and President and Chief Executive Officer, Fifth Third Bank Midwest Region from 2006 to 2009. He also formerly was associated with Key Bank for fourteen years and Society Bank.

ROBERT H. YOUNG, age 57, is the Executive Vice President and Chief Financial Officer of the Corporation. Mr. Young joined the Corporation in July 2001 after having served as Senior Vice President and Chief Financial Officer of PNC Bank, FSB and its National Affinity Program division in Pittsburgh, PA. Mr. Young is a licensed Certified Public Accountant.

PETER W. JAWORSKI, age 58, has served as Executive Vice President—Chief Credit Officer of the Corporation since May 2002. Prior to that, he was Senior Vice President—Credit Administration of the Corporation, as well as Chief Credit Officer. Mr. Jaworski joined the Corporation in 1995. Mr. Jaworski is Credit Risk Certified by the Risk Management Association.

BRENT E. RICHMOND, age 50, is currently Executive Vice President—Treasury and Strategic Planning of the Corporation. Mr. Richmond served as Executive Vice President—Operations from March 2002, until December, 2003. Mr. Richmond was the President and Chief Operating Officer of American Bancorporation until its merger with the Corporation on March 1, 2002, as well as Chief Executive Officer of Wheeling National Bank. Mr. Richmond previously held the positions of Executive Vice President, Chief Financial Officer and Corporate Secretary of American Bancorporation.

BERNARD P. TWIGG, age 59, is currently Executive Vice President—Chief Lending Officer of the Corporation and formerly President of the East Region of the Bank. Mr. Twigg served as President and Senior Lender of the Upper Ohio Valley Region of the Bank from July 2003 to July 2005 and East Region President from July 2005 to January 2007.

JONATHAN D. DARGUSCH, age 56, is currently Executive Vice President—Wealth Management of the Corporation. Mr. Dargusch joined the Corporation in March 2011 having been previously employed by JPMorgan Chase Bank in Columbus, Ohio. Mr. Dargusch holds FINRA Series 7, 24 and 66 licenses for Ohio and West Virginia and has been in the financial services industry for 32 years, with over 14 years as a wealth management executive.

ANTHONY F. PIETRANTON, age 54, is the Executive Vice President, Human Resources of the Corporation and the Bank who joined the Corporation on October 16, 2013. Mr. Pietranton has over 25 years experience in human resource management and most recently served as Vice President, Human Resources at Tri State Capital Bank in Pittsburgh, Pennsylvania from 2008 to 2013, and was Vice President, Human Resources at Three Rivers Aluminum Company (TRACO) in Cranberry, Pennsylvania from 2005 to 2008. He was also formerly with Invesmart, Inc. in Pittsburgh and Federated Investors, Inc. in Pittsburgh.

GREGORY A. DUGAN, age 58, has served as Executive Vice President and Senior Operations Officer of the Corporation since 2010. Mr. Dugan joined the Bank in 1979 as an Assistant Branch Manager. From 1986 to 1993 Mr. Dugan held various executive management positions for Wesbanco Bank Wellsburg and Wesbanco Bank Barnesville. Mr. Dugan also served as a Trust Officer and on the Board of Directors with Wesbanco Bank Barnesville. In 1999, Mr. Dugan was Executive Vice President and Chief Operating Officer with Wesbanco Bank Parkersburg before returning to Wesbanco Bank Wheeling in 2000 as Senior Vice President, Operations.

LYNN D. ASENSIO, age 58, is currently Executive Vice President—Retail Delivery of the Corporation. Prior to that she served as West Region President of the Bank. Ms. Asensio joined the Corporation in August, 2005 having previously been employed by Fifth Third Bank in Columbus, Ohio. Ms. Asensio was Retail Executive at Fifth Third Bank and also managed the Commercial Leasing and Treasury Management Divisions. She started her 36 year banking career as a Management Trainee at Bank of America in Charlotte, North Carolina. Ms. Asensio is a Certified Treasury Professional (CTP/CCM) as designed by the Association of Financial Professionals.

Compensation Discussion and Analysis

Introduction

The following discussion and analysis explains the Corporation’s compensation program as it applies to the executive officers named in the Summary Compensation Table on page 32, who we refer collectively to as the “named executive officers.” This discussion and analysis should be read in conjunction with the Summary

Compensation Table, its accompanying footnotes and the additional tables and narrative disclosure that follows the Summary Compensation Table. The named executive officers of the Corporation presently are serving without compensation from the Corporation. They are, however, compensated by the Bank for services rendered as officers of that corporation.

Overall, the Board of Directors believes that the Corporation’s compensation program is effective in aligning the compensation of our executive officers with the long-term interests of our stockholders. Incentive compensation programs consist of a blend of annual and long-term performance and time based compensation, are structured to preclude excessive and unnecessary risk-taking, and utilize performance metrics established in advance based on an annual budget and business planning process. The incentive plans also contain caps or limitations on the amounts that can be awarded. Management and the Compensation Committee have exercised the program responsibly, as demonstrated by the elimination of annual cash bonuses when performance goals were not achieved in 2009. Also, the addition of another form of equity compensation, restricted stock, which was overwhelmingly approved by our stockholders in 2010, has added an optional form of long term incentive which directly ties to building stockholder value.

The Compensation Committee considered the results of the 2013 advisory, non-binding vote on executive compensation in connection with the discharge of its responsibilities. Since over 93% of the total shares voted on the proposal were voted in favor of the compensation of our named executive officers described in our proxy statement in 2013, the Compensation Committee did not implement significant changes to our executive compensation program as a result of the shareholder advisory vote.

Compensation Philosophy and Objectives

The Corporation’s Compensation Committee has adopted a philosophy statement on executive compensation. The philosophy statement expresses the Corporation’s desire to become the employer of choice and to be viewed as a model of best practices for executive compensation. Applying that philosophy, our compensation programs are designed to provide the appropriate mix of compensation and benefits in order to promote the interests of the Corporation and its stockholders while enabling us to attract and retain top-quality executive talent. The primary objectives of the compensation policies for executive officers are to:

•	Attract and retain executive officers by offering base salary that is competitive with that offered by similarly situated banks in the markets in which we compete and by rewarding outstanding individual performance;

•	Promote and reward the achievement of short-term and long-term objectives set by the Board and management without encouraging unnecessary and excessive risk taking by our executive officers; and

•	Align the interests of executive officers with those of our stockholders by making incentive compensation an important aspect of our executive’s compensation.

The philosophy statement delineates the following four fundamental principles in establishing executive compensation: (i) the Corporation’s performance both in terms of the attainment of short-term and long-term goals; (ii) the competitiveness of the Corporation’s executive officers’ salaries to that of similarly qualified and situated officers in markets in which it competes; (iii) the individual performance of each executive officer and (iv) the recommendations of the Chief Executive Officer regarding all executive officers other than himself.

Administration of the Executive Compensation Program

Compensation Committee Process. Our Compensation Committee meets as often as necessary to perform its duties and responsibilities. The Compensation Committee met two times during calendar year 2013 and has met once so far during calendar year 2014. Mr. Fisher, Chairman of our Compensation Committee, works with our Chief Executive Officer to establish the meeting agenda. The Compensation Committee typically meets with the Chief Executive Officer and, where appropriate, with legal counsel and with outside compensation advisors. The Compensation Committee also regularly meets in executive session without management.

The Compensation Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the Compensation Committee, as well as materials that the Committee has specifically requested. Depending on the agenda for the particular meeting, these materials may include:

•	Financial reports on year-to-date performance versus budget and compared to prior year performance;

•	Calculations and reports on levels of achievement of individual and corporate performance objectives;

•	Reports on the Corporation’s strategic objectives and budget for future periods;

•	Reports on the Corporation’s year over year performance and current year performance versus a peer group of companies;

•	Information on the executive officers’ stock ownership and option holdings;

•	Information regarding equity compensation plan dilution;

•	Estimated grant date values of stock options (using the Black-Scholes valuation methodology);

•	Tally sheets setting forth the total compensation of the named executive officers, including base salary, cash incentives, equity awards, perquisites and other compensation and any amounts payable to the executives upon voluntary or involuntary termination, early or normal retirement or following a change in control of the Corporation;

•	Information regarding compensation programs and compensation levels at study groups of companies identified by independent compensation consultants or through statistical comparisons compiled by management using third party source information such as SNL Financial Executive Compensation Review; and

•	Independent consultant reports.

Use of Peer Group. The philosophy statement adopts the position that annual compensation for all executive officers should be targeted to be at or above the 50th percentile of companies in our peer group and should provide for performance bonuses based on performance metrics established at the discretion of the Compensation Committee. Our management compiled peer group reports for 2013 reviewed by our Compensation Committee consisted of 19 regional banks from approximately $3 to $12 billion in total assets. The peer group used for our executive compensation review differs from the indices used in the performance graph contained in our annual report on Form 10-K. Our peer group for 2013 compensation purposes was comprised of the 19 banks listed below:

1st Source Corporation*	First Commonwealth Financial Corporation*	Old National Bancorp*

City Holding Company*	First Financial Bancorp.*	Park National Corporation*

First Merchants Corporation*	Peoples Bancorp, Inc.*	S&T Bancorp, Inc.*

F.N.B. Corporation*	Community Trust Bancorp, Inc.*	United Bankshares, Inc.*

Main Source Financial Group, Inc.*	Lakeland Financial Corporation	National Penn Bancshares, Inc.

Stellar One Corporation[1]	Cardinal Financial Corporation

Towne Bank	Union First Market Bankshares Corporation

Our 2013 peer group included the 13 banks in our 2012 group but also included six additional banks that compete in our regional markets. The asterisk notes the 13 banks in last year’s peer group.

(1)	Stellar One Corporation merged with Union First Market Bankshares Corporation on January 1, 2014.

In May 2011 the Compensation Committee engaged a consultant, Cowden Associates, Inc., to update their 2008 market based study of total compensation for the named executive officers. The Compensation Committee has determined that Cowden Associates, Inc. is independent and that there are no conflicts of interest with respect to the work of Cowden Associates, Inc. The consulting firm examined base compensation, annual incentive opportunities, long term incentive opportunities, equity programs, health, retirement and other perquisites of the top five executives of WesBanco in the context of their total compensation and compared that total compensation to the total compensation of the 2012 Wesbanco peer group listed above. They also provided conclusions regarding the overall competitiveness and reasonability of total compensation paid to the named executive officers. The peer group used in the study consisted of the 13 banks that were included in the 2012 peer group and which are part of the 19 banks included in the 2013 peer group.

In conjunction with their review, the consulting firm reviewed the historical financial performance for WesBanco and the peer group of banks. They also reviewed the most recent annual, as well as the three-year and five-year performance based on return on average assets and return on average equity. They then compared how WesBanco performed during this same period. The consultants also reviewed historical compensation levels for the WesBanco peer group and they reviewed the most recent annual, as well as the most recent two year compensation for the peer group. They then compared how WesBanco ranked during the same period. In conjunction with this review, they concluded that Wesbanco’s return on average assets approximated the 50th percentile of the peer group of all the banks studied in the report. For the one year return on average assets ending December 31, 2010, Wesbanco’s results approached the 50th percentile of all the banks in the peer group. The consultant also noted that for the three year and five year return on average assets, WesBanco equaled the 50th percentile of all the banks in the peer group. With respect to return on equity, Wesbanco’s performance was slightly below the 50th percentile of the banks included in the peer group. For the one year return on equity ratio ending December 31, 2010, Wesbanco’s results were slightly below the 50th percentile of the peer group banks. For the three-year and five-year return on average equity, Wesbanco’s performance was slightly below the 50th percentile of the peer group.

The consultants noted that Wesbanco’s performance approximated the 50th percentile of the peer group over the one year, three year and five year performance periods. The consultants also noted that total compensation for Wesbanco’s CEO lags behind the average for the peer group for 2010, as well as 2009 and 2008. The consultants noted that the major discrepancies are in the areas of base compensation and the value of equity awards. The consultants noted that total compensation for the named executive officers approximates the total compensation for the peer group for 2010. Again, the consultants noted that the major discrepancies are in the areas of base compensation for positions other than the CFO.

The Compensation Committee also considered a separate management-prepared total compensation comparison with the selected group of peer banks. This analysis compared each type of compensation (base pay, incentive compensation, stock options and awards, retirement benefits and all other compensation) and total average compensation for each named executive officer of WesBanco to the average of the nineteen banks in our peer group based on 2012 proxy information. For the year 2012, Mr. Limbert’s total compensation was approximately 59.1% of the peer average for total compensation for other bank CEO positions, which equates to the 9th percentile. Mr. Young’s total compensation approximated 99.8% of the average for the peer group of CFOs (49th percentile), Mr. Twigg’s was 63.3% of the peer group’s next highest paid executive (19th percentile), Mr. Dargusch’s was 62.5% of the next highest paid executive (13th percentile), and Mr. Jaworski was 73.9% of the next highest paid executive (49th percentile).

Management’s Role in the Compensation-Setting Process. Management plays a significant role in the compensation setting process. The most significant aspects of management’s role are:

•	Evaluating employee performance;

•	Establishing business performance targets and objectives for individual executives other than the named executive officers; and

•	Recommending salary levels and option awards.

Our Chief Executive Officer works with the Compensation Committee Chair in establishing the agenda for Compensation Committee meetings. Our management also prepares meeting information for each Compensation Committee meeting.

The Chief Executive Officer also participates in Compensation Committee meetings at the Committee’s request to provide:

•	Background information regarding the Corporation’s strategic objectives;

•	His evaluation of the performance of the senior executive officers; and

•	Compensation recommendations as to senior executive officers (other than himself).

Annual Evaluation. Our Compensation Committee meets in an executive session each year to evaluate the performance of the named executive officers, to determine their annual bonuses for the prior fiscal year, to establish their performance objectives for the current fiscal year, to set their base salaries for the next calendar year, and to consider and approve any grants to them of equity incentive compensation.

The Compensation Committee’s process begins with establishing individual and corporate performance objectives for senior executive officers, including all of our named executive officers, in the second quarter of each calendar year. Our Compensation Committee engages in an active dialogue with the Chief Executive Officer concerning strategic objectives and performance targets. The Compensation Committee reviews the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. Corporate performance objectives typically are established on the basis of a targeted return on assets and return on equity, as well as growth in earnings per share and individual goals for particular business units within the Corporation.

Components of Executive Compensation

The principal components of our executive compensation program are:

•	Base salary;

•	Annual incentive awards;

•	Long-term incentives; and

•	Supplemental Executive Retirement Plan.

In addition to these principal components, our compensation program also includes employment contracts, change in control agreements, deferred compensation opportunities, retirement plans, a bank owned life insurance program and other perquisites and benefits, each of which are discussed in this Compensation Discussion & Analysis with respect to the named executive officers.

Annual Compensation

Our executive officers receive two forms of annual compensation, base salary and annual incentive awards. The levels of base salary and annual incentive awards for our executive officers are established annually under a program intended to maintain parity with the competitive market for executives in comparable positions.

The annual compensation program, as espoused by our Compensation Committee through its philosophy statement, is intended to target Corporation performance, both in terms of the attainment of short-term and long-term goals, and to consider principally return on equity, growth in earnings per share, and return on assets.

Base Salary. Base salary is a critical element of executive compensation because it provides executives with a base level of monthly income. In determining base salaries, our Compensation Committee considers the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at companies in the study groups, internal pay equity and the tax deductibility of base salary.

Based on compensation data provided by the Compensation Committee’s independent compensation consultant, Cowden Associates, Inc., peer group comparisons, individual evaluations and internal equities, Paul Limbert, our Chief Executive Officer, recommends base salaries for all executive officers to the Compensation Committee for their consideration, except with respect to his own salary. Based on the Compensation Committee’s review of the applicable compensation data, as discussed above and including Mr. Limbert’s recommendations, base salary increases for all officers for the 2013 fiscal year averaged approximately 3.1% except for changes in base salary due to title or position changes of the named executive officers. Mr. Limbert received an increase of approximately 5%, Mr. Young 4%, Mr. Twigg 9%, Mr. Dargusch 7% and Mr. Jaworski 5%. See the Summary Compensation Table on page 32 for more information about the 2013 base salaries of our named executive officers.

Annual Cash Incentive Awards. Annual incentive awards, in the form of annual cash bonuses, are made to our named executive officers under the amended and restated WesBanco, Inc. Key Executive Incentive Bonus, Option and Restricted Stock Plan, which we refer to as the Long-Term Incentive Plan and which was approved by our stockholders on April 21, 2010. For additional information regarding our Long-Term Incentive Plan, see the section entitled “Key Executive Incentive Bonus, Option and Restricted Stock Plan” on page 34. The Compensation Committee makes awards and determines the amount, terms and conditions of each such award as well as the respective performance goals to be achieved in each period by the participants under the Long-Term Incentive Plan. The Compensation Committee believes that annual cash incentive awards for our executives, which are the variable and at-risk portion of annual compensation, should be generally targeted at a maximum of 50% of base salary for the Chief Executive Officer and a somewhat lesser percentage for our other executive officers.

Eligibility for Annual Incentive Awards. In general, the following thresholds must be satisfied for an executive to be eligible to receive an annual incentive award: (i) the executive must receive a “fully competent” performance rating; and (ii) the Corporation must meet 85% of its “overall corporate goal.”

Performance Rating. Our Chief Executive Officer annually rates the performance of each of our other named executive officers and assigns a performance rating to the executives based on the executive’s performance during the fiscal year. The Chair of our Compensation Committee evaluates the performance of our Chief Executive Officer and assigns his performance rating. For 2013, all of our named executive officers received “fully competent” performance ratings.

Overall Corporate Goal. The Corporation’s overall corporate goal is targeted earnings per share (“EPS”) for a given fiscal year. The Committee set target performance measures based in part upon management’s confidential business plan and budget. The Committee set the earnings per share target at target levels deemed appropriate based on industry expectation, market opportunities and other factors the Committee believes are relevant.

The Corporation’s GAAP and core earnings for the 2013 fiscal year exceeded the minimum overall corporate goal. The Committee reviewed the results using both GAAP and core earnings and elected to use GAAP earnings in its analysis and determination. The Committee determined that the use of GAAP earnings was the appropriate benchmark for incentive bonuses for the year as there were no significant one-time merger related expenses included in GAAP earnings. The earnings per share goal may be adjusted by the Committee, in its sole discretion, for items attributed to non-core operating events impacting the Corporation’s core operating results, such as mergers and acquisitions, unusual gains or losses, significant asset sales or other out-of-the ordinary or one-time events which significantly impact the normal operations. The target EPS for the “overall corporate goal” in 2013 was $1.91, which the Corporation exceeded under both GAAP ($2.18) and core ($2.21).

If the minimum overall corporate goal is not satisfied in a fiscal year, the Compensation Committee has the discretion to grant annual incentive awards for named executive officers and may adjust individual performance targets, which are discussed below, and determine the amount of an incentive award, accordingly. The Compensation Committee did not make any adjustments in the individual performance targets for 2013 for the named executive officers.

Determination of Incentive Award Amounts. If the eligibility thresholds discussed above have been satisfied, the Compensation Committee determines the amount of an executive’s annual cash incentive award based on the executive’s target incentive award and the satisfaction of corporate and individual performance targets discussed below.

Target Annual Incentive Awards. The table below sets forth certain information regarding the target, maximum and actual annual incentive awards for each named executive officer for the fiscal year ended December  31, 2013.

ANNUAL INCENTIVE AWARDS

Name	Maximum Incentive Award - % of Base Salary	Maximum Incentive Award	Target Incentive Award	Actual 2013 Incentive Award
Paul M. Limbert President & Chief Executive Officer	50%	$238,875	$238,875	$238,875
Robert H. Young Executive Vice President & Chief Financial Officer	45%	$119,151	$119,151	$119,151
Bernard P. Twigg Executive Vice President & Chief Lending Officer	35%	$84,274	$84,274	$81,996
Jonathan D. Dargusch Executive Vice President—Wealth Management	45%	$101,859	$101,859	$101,859
Peter W. Jaworski Executive Vice President & Chief Credit Officer	35%	$72,972	$72,972	$72,972

As shown in the table above, the maximum annual incentive award that a named executive officer may receive is based on a percentage of the executive’s annual base salary. The maximum annual incentive award an executive may receive is 115% of each of the executive’s individual targets for any one measurement category but the overall bonus cannot exceed the maximum percentage of base salary established for such officer during the year (note that the base salaries used are those established for the named executive officers by the Committee in May or June of the applicable year and, due to the timing of salary increases, differ slightly from the base salaries disclosed in the Summary Compensation Table). The Compensation Committee sets target annual incentive awards to approximate annual cash incentive awards in the 50th percentile range for comparable positions at banks within the peer group and considers the different accountabilities and responsibilities for the CEO and the other named executive officers. For 2013, the Compensation Committee determined that the target annual incentive award for our CEO would be equal to 50% of his base salary, which was $238,875. The Compensation Committee determined that the 2013 target annual incentive award for our CFO would be 45% of his base salary, or $119,151. In addition, the Compensation Committee set the target annual incentive awards for Bernard P. Twigg, Jonathan D. Dargusch and Peter W. Jaworski at 35%, 45% and 35%, respectively, of each officer’s base salary. See the table above for a comparison of the annual incentive award actually paid to each named executive officer in 2013 compared to the target and maximum awards that each executive could have received.

Individual Performance Targets. The Compensation Committee sets individual performance targets for each of the named executive officers. For Mr. Limbert and Mr. Young, annual incentive awards are based on the following measures of Corporation performance: return on assets (“ROA”), return on equity (“ROE”), and EPS.

In addition, Mr. Twigg’s, Mr. Dargusch’s and Mr. Jaworski’s annual incentive awards are also based on certain specific business unit performance targets. These goals are established through the business planning process which develops an annual budget and are then recommended to the Compensation Committee by our Chief Executive Officer. The Compensation Committee then establishes the individual performance targets based in part on such recommendations. The Compensation Committee also retains some discretion to determine annual incentive awards outside of the relevant performance targets, as described below. The Corporation achieved its target level in ROE and its target level in ROA. Target levels for 2013 for ROA were 0.89% and for ROE 7.57%. Actual GAAP results were a ROA of 1.05% and ROE of 8.72%.

For each named executive officer, their specific performance targets are weighted according to the extent to which the executive will be evaluated for delivering the results on the targets. The targets are set so that they are attainable if the Corporation meets its budgeted goals for the year. Since the Corporation met its budgeted goals for 2013, the named executive officers were eligible for bonuses.

The Committee discretion portion is determined by the Committee utilizing a number of factors, including: (i) attainment of goals, (ii) opportunities for attainment, (iii) marketplace impact, (iv) competition, (v) effectiveness in performance and (vi) individual performance.

The following chart contains a detailed schedule of the individual performance targets for 2013:

Name	Base	Bonus %	Performance Target	Incentive Weighting		Threshold 85%			Target 100%			Maximum 115%			Actual Results as of Dec. 31, 2013			Total Resultant Incentive	Overall Limitation
Limbert	$477,750	50%	ROA ROE EPS Committee Discretion	20 25 25 30	% % % %		$0.76 6.43 1.62	% %		$0.89 7.57 1.91 100	% % %		$1.02 8.71 2.20	% %		$1.05 8.72 2.18	% %	$54,941 68,677 68,098 71,663

				100%														263,378	$238,875

Young	$264,780	45%	ROA ROE EPS Committee Discretion	20 25 25 30	% % % %		$0.76 6.43 1.62	% %		$0.89 7.57 1.91 100	% % %		$1.02 8.71 2.20	% %		$1.05 8.72 2.18	% %	$27,405 34,256 33,967 35,745

				100%														131,373	$119,151

Twigg	$240,782	35%	Increase in Commercial Loans Outstanding

Increase in Mortgage Loans Outstanding

Loan Fees Collected

Increase Commercial Deposits

Commercial Loan Delinquency Under 0.75%

Satisfactory Credit Review Reports

Gross Loan Originations

				10 10 15 15 15 10 10	% % % % % % %	$ $ $ $ $	106,250,000 85,000,000 1,776,500 13,175,000 0.86 85.00 1,271,600,000	% %	$ $ $ $ $	125,000,000 100,000,000 2,090,000 15,500,000 0.75 100.00 1,496,000,000	% %	$ $ $ $ $	143,750,000 115,000,000 2,403,500 17,825,000 0.64 115.00 1,720,400,000	% %	$ $ $ $ $	132,798,000 97,102,000 3,837,368 20,000,000 0.27 81.00 1,527,985,683	% %	$8,953 8,183 14,537 14,537 14,537 — 8,608
			Committee Discretion	15%						100%								12,641

				100%														81,996	$84,274

Dargusch	$226,353	45%	Gross Wealth Management Revenue Achieve Trust PreTax Income Budget Amount Achieve Securities PreTax Income Budget Amount	30 40 10	% % %	$ $ $	21,112,300 9,163,842 1,275,000		$ $ $	24,838,000 10,780,991 1,500,000		$ $ $	28,563,700 12,398,140 1,725,000		$ $ $	25,863,000 11,403,000 1,590,000		$31,819 43,094 10,797
			Committee Discretion	20%						100%								20,372

				100%														106,082	$101,859

Jaworski	$208,492	35%	ROA ROE EPS Efficiency Ratio Increase in Commercial Loans Outstanding Expand Loan Risk Grades Reduce NonPerforming Loans to 1.5% of Total Loans	10 10 10 15 10 10 15	% % % % % % %	$ $	0.76 6.43 1.62 71.92 106,250,000 85 1.73	% % % % %	$ $	0.89 7.57 1.91 62.54 125,000,000 100 1.50	% % % % %	$ $	1.02 8.71 2.20 53.16 143,750,000 115 1.28	% % % % %	$ $	1.05 8.72 2.18 61.49 132,798,000 100 1.32	% % % % %	$8,392 8,392 8,321 11,133 7,752 7,297 12,438
			Committee Discretion	20%						100%								14,594

				100%														$78,320	$72,972

Payment of Annual Incentive Awards. Annual incentive awards for each named executive officer are calculated by multiplying the weighting assigned to a performance target by the target incentive award for the executive. The resulting product is then multiplied by the actual results achieved for that performance target. The Compensation Committee does this for each performance target, with the sum of all performance targets for a named executive officer generally being the annual incentive award for the executive. For 2013, the Corporation satisfied its minimum overall corporate goal, so the formula yielded an incentive award for each named executive officer.

The Committee considered the growth in net income, the increase in the price of its common stock for the year and the attainment of the targeted EPS, ROA and ROE for the year. It also considered the improvements in overall operating performance for the year.

The Compensation Committee, at its discretion, may allocate a portion of the annual cash bonus award to a deferred payout period. The deferred payout portion is then spread ratably over a three-year period beginning in the third year following the award of compensation. Thus, the annual bonus may include both a currently paid portion and a deferred portion. The Committee believes the deferral serves as an executive retention incentive in that an executive terminating his or her employment before deferred amounts are paid out forfeits such unpaid amounts. The Committee did not allocate any portion to a deferred payment period for 2013.

The amount of each award was based primarily on the executive officer’s performance, the level of his or her responsibilities and internal equity considerations. The Committee also considered the competitive market data from compensation surveys provided by the consultant. In assessing each officer’s performance and determining award amounts, the Committee noted the following achievements:

•	In determining Mr. Limbert’s award, the Committee noted that the Corporation met and exceeded its targets for the year in EPS, ROA and ROE. The Committee noted that net income increased 29%, earnings per share increased 18% and the return on average assets improved to 1.05%. The Committee also noted the increase in net interest margin year over year by 5 basis points, credit quality improved in all measures of credit quality, net interest income increased and non-interest income increased 7% over the prior year. The Committee also considered the positive performance in the stock price, and the integration of a significant acquisition during the year, and felt Mr. Limbert’s effort and work merited full discretion.

•	In determining Mr. Young’s award, the Committee noted that the Corporation met and exceeded its targets for the year in EPS, ROA and ROE. The Committee noted that net income increased 29%, earnings per share increased 18% and the return on average assets improved to 1.05%. The Committee also noted his work in expanding the investor relations program and analyst coverage, improvements in internal controls and financial reporting and the integration of a significant acquisition during the year. The Committee also noted his leadership in the Bank’s Community Reinvestment Act Program as manifested by the Bank’s most recent Outstanding Rating in its CRA Examination in 2013, the fifth consecutive outstanding rating the Bank has achieved.

•	In determining Mr. Twigg’s award, the Committee noted progress on reducing delinquencies and non-accrual loan balances, two key metrics which are indications that policies and procedures initiated by Mr. Twigg have continued to improve the performance of the loan portfolio. The Committee also noted the record production in commercial loan originations for the year which reflected special effort given the economy, competition and pricing issues and the overall gross loan originations of $1.6 billion for the year. They also noted the significant increase in loan fees collected based on the record production for the year.

•	In determining Mr. Dargusch’s award, the Committee noted the growth in assets under management and the increases in revenue achieved in private banking, trust and wealth management and brokerage. The Committee also noted his leadership and networking skills. They also noted his success in achieving all performance targets for the year relative to revenue growth.

•	In determining Mr. Jaworski’s award, the Committee considered the improvements in credit quality including the 19% reduction in total non-performing loans for the year and the 21.5% decrease in criticized and classified loans for the year. They also noted that net charge offs for the year were reduced to 0.38% for year compared to 0.66% for 2012. They also noted his efforts to expand the loan risk grades which was accomplished during the year.

Long-Term Incentive Compensation

Our Compensation Committee believes that long-term incentive compensation is an important component of our compensation program because it has the affect of retaining and motivating executives, aligning executives’ financial interests with the interests of stockholders, and rewarding the achievement of the Corporation’s long-term strategic goals. Three types of long-term incentive awards are available to grant to executive officers under the Corporation’s Long-Term Incentive Plan:

•	Stock options;

•	Restricted stock; and

•	Long-term cash bonuses.

Stock Options

Stock options provide our executive officers with the opportunity to purchase and maintain an equity interest in the Corporation and to share in the appreciation of the value of our stock. The Compensation Committee utilizes stock options as a compensation tool because they focus executives on the Corporation’s long-term performance, including stock appreciation. The Compensation Committee awards stock options in amounts and subject to terms and conditions intended to be competitive with those awarded for comparable positions at banks within the peer group. The Compensation Committee receives recommendations from our Chief Executive Officer for executive officers other than himself and provides overall compensation expense calculations for such awards. Stock options were granted to executive officers in 2013. See the “Grants of Plan-Based Awards for the Year Ended December 31, 2013” table on page 33. Some features of our stock option program include:

•	Options are structured as either performance-based or time-based and vest ratably over a designated period, assuming pre-established earnings per share targets are met for performance-based options and the lapse of the designated period for time-based options. They are exercisable as they vest over the vesting period;

•	If earnings per share targets for a given year are not met, options that are performance-based are forfeited;

•	The term of each grant does not exceed 10 years;

•	As defined in our Long-Term Incentive Plan, the exercise price is equal to the closing market price on the day prior to the grant date (we do not grant discounted stock options);

•	Grants do not include “reload” or “restored” provisions; and

•	Repricing of stock options is prohibited.

Please see the Outstanding Equity Awards at Fiscal Year-End table on page 36, for a description of the outstanding options of our named executive officers.

Restricted Stock Awards

Prior to 2010, stock options were the only long-term equity awards made by the Corporation. However, the Long-Term Incentive Plan, among other things, also authorizes awards of restricted stock. Restricted stock is granted at the discretion of the Committee and the Committee determines the applicable vesting schedule reflecting attainment of designated performance goals and/or continuous employment over a period of years specified in the award documents. The Committee may provide for the payment of any applicable dividends paid with respect to any shares of common stock subject to a restricted stock award during the period prior to the lapse of the restrictions. See “Grants of Plan-Based Awards for the Year Ended December 31, 2013” table on page 33 for information regarding the shares of restricted stock awarded to our named executive officers during 2013.

Long-Term Cash Bonuses

Under the long-term bonus portion of our Long-Term Incentive Plan, participating key employees have an opportunity to earn incentive compensation, if any, based on the actual achievement of performance goals set for that key employee over several fiscal years. The Compensation Committee has not utilized this optional benefit feature of our Long-Term Incentive Plan and in certain prior years has elected to simply defer payment of a portion of the annual bonus award each year to create a deferred payment feature subject to future service. However, no portion of the 2013 bonuses awarded to our named executive officers was deferred.

Retirement Plans

The Corporation maintains a defined benefit pension plan, which we refer to as the Defined Benefit Plan for all employees employed prior to August 1, 2007, an Employee Stock Ownership and 401(k) Plan for all employees, and a Supplemental Employee Retirement Plan, which we refer to as the SERP, for certain executive officers.

Defined Benefit Plan

Under the Defined Benefit Plan, which is compulsory and noncontributory, the compensation covered is the salary of a participant as limited by applicable IRS regulations. The benefit payable under the Defined Benefit Plan is a function of a participant’s highest consecutive five-year average annual covered compensation during the ten years immediately prior to retirement and credited years-of-service while a plan participant. The Corporation closed the Defined Benefit Plan to new participants effective August 1, 2007, and the plan has not accepted new participants since that date.

Average compensation for named executive officers as of the end of 2013 is: Mr. Limbert, $521,052; Mr. Young, $283,660; Mr. Twigg, $231,525; and Mr. Jaworski, $272,399. The estimated years of service for each named executive are as follows: Mr. Limbert: 36.7; Mr. Young: 12.4; Mr. Twigg: 10.4; and Mr. Jaworski: 18.5. Mr. Dargusch is not eligible to participate in the Plan. See the Pension Benefits table on page 37 for an estimation of the present value of the retirement benefits (qualified plan only) that each of our named executive officers would receive if he or she retired at age 65. The defined benefit plan has a maximum individual annuity payout of $60,000 per year. Under current IRS rules only annual compensation of $255,000 (for 2013) or less is considered covered compensation for defined benefit plan purposes.

WesBanco KSOP Plan

The WesBanco Employee Stock Ownership and 401(k) Plan (the “KSOP Plan”) is a qualified non-contributory employee stock ownership plan with a deferred savings plan feature under Section 401(k) of the Code. The employee stock ownership feature of the KSOP Plan (the “ESOP”) was adopted by the Corporation on December 31, 1986, and subsequently amended and restated effective January 1, 1996, to add 401(k) pre-tax savings features (the “KSOP”). All employees of the Corporation, together with all employees of our subsidiary companies which adopt the KSOP Plan, are eligible to participate in the KSOP on the first day of the month following completion of sixty (60) days of service and attaining age 21. The KSOP Plan is administered by a Committee appointed by the Board of Directors of the Corporation.

The Board of Directors has the ability to authorize discretionary contributions to the KSOP Plan through the ESOP portion of the Plan. During 2013 no discretionary contributions were made to the ESOP portion of the KSOP Plan.

As of December 31, 2013, the Plan Trust held 656,414 shares or 2.25% of the outstanding shares of the Corporation’s Common Stock, all of which are allocated to specific employee accounts for both the ESOP component and the 401(k) savings component. No shares were allocated to the named executive officers for 2013 under the ESOP component of the KSOP Plan.

As of December 31, 2013, the account balances in the KSOP Plan for each of the named executive officers is as follows: Mr. Limbert, $930,387; Mr. Young, $332,650; Mr. Twigg, $307,069; Mr. Dargusch, $94,115; and Mr.  Jaworski, $574,603.

SERP

The Corporation maintains a supplemental executive retirement plan (the “SERP”) for certain of its executive officers, including Mr. Limbert, Mr. Young and Mr. Jaworski, but excluding Mr. Dargusch and Mr. Twigg. Although benefits under the SERP are unsecured, the Corporation funds payment of certain of such benefits through bank owned life insurance arrangements where appropriate or available. The SERP is a non-qualified retirement benefit. See footnote 5 to the Summary Compensation Table on page 32 for the accrued benefits for the named executive officers.

The SERP provides for payment of a scheduled annual benefit at normal retirement age of 65 of a fixed amount which was set at the time of adoption, payable annually for a period of 10 years. The plan further provides, pursuant to a schedule, for (i) a reduced early retirement benefit, (ii) a disability retirement benefit, and (iii) for certain officers, a benefit payable upon a termination of employment other than due to death, disability or retirement within three years after a change of control (as defined in the plan) of the Corporation. Each of these annual benefits is payable in monthly installments for a period of 10 years beginning with the month following the later of (i) date that the executive attains age 65, or (ii) retires.

Death benefits also are payable under the SERP. If the executive dies prior to any termination of employment with the Corporation, the executive’s designated beneficiary is entitled to a payment of a death benefit under a split dollar life insurance agreement. If the executive dies after payment of retirement benefits under the SERP has commenced, any remaining benefit payments will be paid to the executive’s designated beneficiary in the same manner as they would have been paid to the executive. In addition, if the executive dies after termination of employment with the Corporation and prior to the commencement of any payment of retirement benefits under the SERP, the executive’s designated beneficiary will be entitled to receive payment of the executive’s retirement benefit under the SERP beginning with the month following the executive’s death.

Three of the five named executive officers have supplemental retirement plan benefits, each payable for a ten- year term beginning at age 65 or later retirement. Mr. Limbert has an annual benefit in the amount of $100,000, Mr. Young an annual benefit in the amount of $40,000 and Mr. Jaworski an annual benefit of $25,000. For more information about the SERP, see the Pension Benefits table on page 37 and the section entitled “Potential Payments Upon Termination or Change in Control” on page 39.

Why We Maintain the Defined Benefit Plan, KSOP and SERP

The Corporation is a product of an active mergers and acquisitions program and we have evolved and grown from a local community bank into a regional bank holding company over a period of years. Historically, we maintained a single form of pension benefit, which is the Defined Benefit Plan. Many of our long-term employees have significant vested benefits under the Defined Benefit Plan and, therefore, the plan has been viewed as an important source of financial security to the vast majority of long-term employees.

However, due to the costs of administration of the Defined Benefit Plan and the caps in benefits payable under the plan, its flexibility in meeting the retirement needs of our executive officers became problematic. Additionally, as acquisitions and recruitment brought into the Corporation new employees with limited vesting opportunities under the Defined Benefit Plan and experience with more flexible salary replacement retirement programs, the need to offer a broader array of retirement benefits became a competitive necessity. The Executive Committee recommended the closure of the Defined Benefit Plan to new participants in 2007, which was approved by the Board and implemented by plan amendment.

Additionally, the limitations and costs of our Defined Benefit Plan caused us to pursue other strategies designed to provide salary replacement programs for retirement planning for our executive officers. Recruitment of experienced executive officers also required more flexible benefit programs to offset career change disadvantages and to offer offsetting benefit programs. The Corporation adopted an employee stock ownership plan in 1986, which evolved into a 401(k) benefit plan, and which was enhanced in 2005 to make it more competitive. The Compensation Committee believes that the benefit plans offered are competitive with those provided by other banks with which we compete for executive talent.

Perquisites and Other Benefits

In addition to the annual and long-term compensation described above, named executive officers receive other benefits and items of compensation. Such benefits and other items of compensation include, among others: group life insurance, club dues and supplemental group life insurance. These benefits are provided to increase the availability of the executives to focus on the business of the enterprise. The costs associated with providing these benefits and other items of compensation for our named executive officers are reflected in the Summary Compensation Table on page 32. A chart disclosing the value of these additional items is found on page 33 entitled “All Other Compensation”.

Executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees. These plans include medical, dental, group life insurance and group disability programs, as well as health savings accounts for reimbursement of medical expenses. Our Compensation Committee has requested that we disclose all perquisites provided to our named executive officers in the Summary Compensation Table on page 32 even if the perquisites fall below the disclosure thresholds under the SEC rules.

Deferred Compensation Opportunities

Another aspect of our executive compensation program is the WesBanco, Inc. Deferred Compensation Plan, which we refer to as the Deferred Compensation Plan. The Deferred Compensation Plan is a voluntary, non-tax qualified, deferred compensation plan available to our directors and employees specifically named by our Compensation Committee, which employees include all of our named executive officers, to enable them to save for retirement by deferring from 1% to 100% of their base salary and bonus or director fees. The Deferred Compensation Plan permits, but does not require, the Corporation to make matching contributions with respect to participating employees, but not for directors. Balances for participating employees and directors are deemed invested in investment vehicles permitted from time to time by the Board of Directors in advance and credits (or debits) for investment experience may be made from time to time based on individual fund elections similar to what participants in the KSOP are permitted to make. One of the purposes of the plan is to permit the Corporation to supplement retirement benefits for executive officers who will not, because of age or service requirements, realize any significant benefits under the Corporation’s qualified benefit plans. In addition, the Compensation Committee believes that the Deferred Compensation Plan is competitive with that provided by other banks with which we compete for executive talent. During 2013, the Corporation made matching contributions for several of our named executive officers. See the Nonqualified Deferred Compensation table on page 38 for additional information about the Deferred Compensation Plan for our named executive officers.

Bank-Owned Life Insurance Program

In 2002, the Corporation implemented a bank-owned life insurance program which was primarily designed to offset the cost of certain employee benefit plans. The policies purchased are primarily Modified Endowment Contracts, and it is the Corporation’s intention to hold the insurance until the ultimate death of each insured. The Corporation addressed West Virginia’s insurable interest requirements by offering the program only to officers, required their written consent to participate in the program, and irrevocably assigned a $25,000 death benefit for each insured to be paid to the insured’s beneficiary upon the death of the insured directly from the Corporation’s general accounts.

Specifically, the 2002 program insures approximately 95 current or former officers, at the level of assistant vice president or higher. Each officer has consented to participate in the program. Each officer has also been irrevocably assigned a $25,000 death benefit in the policy proceeds on the employee’s life which is payable to the insured’s designated beneficiary upon the death of the insured. On average, the death benefit payable to the Corporation as a multiple of salary is approximately twelve times annual salary. All of the named executive officers, except Mr. Twigg and Mr. Dargusch, have such policies for the primary benefit of the Corporation against their lives, and only if such policies remain in force by the Corporation until their death would the above-noted $25,000 supplemental benefit be paid to their beneficiaries.

An additional purchase of bank-owned life insurance was consummated in 2010 insuring 34 individuals, some of whom were also in the 2002 program. For those individuals not receiving a $25,000 supplemental death benefit policy in the 2002 program, such was offered for the 2010 purchase, and all individuals consented to the purchase.

Other bank-owned life insurance is owned by the Corporation as a result of various acquisitions of other banks since 2002. The original institution insuring officers under their programs did not offer a supplemental death benefit but did receive consents from the insured officers for such purpose. A total of 55 active officers and 128 inactive officers are insured by the Corporation under all three of the above-noted programs.

Employment Contracts

The Corporation and its subsidiaries provide certain executive officers, including our named executive officers, with written employment contracts. These contracts are all substantially the same and are structured on a revolving three-year term which is annually renewable. The contracts provide for discharge for cause, and terminate in the event of the death of the employee. If terminated by reason of the death of the employee, the Corporation is obligated to pay to the employee’s estate an amount equal to six months of the base salary. If terminated without cause, the employee is entitled to a severance payment equal to the greater of (i) six months of the employee’s base salary, or (ii) the base salary the employee would have received had he continued to be employed throughout the end of the then-existing term of the agreement. There are no golden parachute type provisions, change in control provisions, tax gross up provisions or other similar provisions contained in the contracts. See the section entitled “Potential Payments Upon Termination or Change in Control,” including the related tables, beginning on page 39 for an estimate of the benefits that our named executive officers would be entitled to receive pursuant to their respective employment agreements under various employment termination scenarios.

Although the employment contracts for each executive officer contain termination provisions which would permit salary continuation under certain circumstances in the event the contracts are terminated by the Corporation, the Change in Control Agreements, described in a succeeding section, contain provisions that, if the employee so elects, supersede and replace the termination benefits under an employee’s employment contract in the event of a termination or severance of such an executive officer’s employment subsequent to a change in control. Thus, the employee can elect a termination payment only under one form of benefit, either under the employment contract or the Change in Control Agreement, and if the employee elects a benefit under the Change in Control Agreement, no termination benefit is payable under the employee’s employment agreement.

2014 Management Changes

On October 24, 2013, the Corporation announced the upcoming retirement of Paul M. Limbert, President and Chief Executive Officer of the Corporation and the Bank effective April 30, 2014. The Corporation also announced that, effective November 4, 2013, Todd F. Clossin would join the Corporation and the Bank as Executive Vice President and Chief Operating Officer of the Corporation and President and Chief Operating Officer of the Bank.

Mr. Clossin entered into an employment agreement with the Bank and the Corporation, effective November 4, 2013 (the “Agreement”), in connection with Mr. Clossin’s appointment as Executive Vice President and Chief Operating Officer of the Corporation. As provided in the Agreement, Mr. Clossin’s base salary will be no less than $400,000 per year and he will be eligible to participate in the Corporation’s Long-Term Incentive Plan. Under the Long-Term Incentive Plan, Mr. Clossin will be eligible to earn Annual Cash Incentive Awards of up to 50% of his base compensation beginning January 1, 2014 and will be eligible to receive Annual Stock Option and Restricted Stock awards as determined by Wesbanco’s Compensation Committee each year. Mr. Clossin will also be eligible to receive a $100,000 housing relocation and loss mitigation expense reimbursement on the sale of his existing personal residence, provided such sale occurs, or such relocation is consummated on or before, the first anniversary of the Agreement.

If Mr. Clossin’s employment is terminated other than for cause, death or mutual agreement, Mr. Clossin will be entitled to an amount equal to the greater of (i) six months of base salary at his then current base rate, or (ii) the base salary he would have received had he continued to be employed pursuant to the Agreement through the end of the term of the Agreement. If Mr. Clossin’s employment is terminated due to death, his surviving spouse or, in lieu thereof, his estate, shall be entitled to an amount equal to six months of the base salary at his then current base rate.

The term of the Agreement commenced November 4, 2013 and continues until April 24, 2014, unless otherwise terminated. On April 24, 2014, it is expected that Wesbanco and Mr. Clossin will enter into a new employment agreement for Mr. Clossin to assume the role of President and Chief Executive Officer of the Corporation, succeeding Mr. Limbert effective April 30, 2014. In the event such new employment agreement is not extended to Mr. Clossin, Mr. Clossin will have the option to voluntarily terminate his employment effective as of such date and be entitled to a separation amount of $400,000.

In addition, Mr. Clossin received a signing bonus of 10,000 shares of Wesbanco common stock issued under the Incentive Plan and pursuant to the terms and conditions of a Restricted Stock Agreement, effective November 4, 2013, by and between the Corporation and Mr. Clossin (the “Restricted Stock Agreement”). The restricted stock will be forfeited in the event that Mr. Clossin’s employment with the Corporation is terminated for any reason prior to November 3, 2016, except for his death, disability or retirement; otherwise, the restricted stock will fully vest on such date. The Restricted Stock Agreement also provides that the restricted stock issued to Mr. Clossin may not be transferred by him in any manner prior to vesting. Any dividend paid with respect to the restricted stock prior to vesting shall not be paid to Mr. Clossin and, instead, shall be converted into additional shares of restricted stock pursuant to the terms of the Restricted Stock Agreement. Mr. Clossin will otherwise have all rights and privileges of holders of common stock of Wesbanco with respect to such restricted stock.

Change in Control Agreements

The Corporation has entered into agreements with all of our named executive officers and with certain other officers to encourage those key officers not to seek other employment because of the possibility of another entity’s acquisition of the Corporation. These agreements were designed to secure the executives’ continued service and dedication to the best interests of stockholders in the face of the perception that a change in control could occur, or of an actual or threatened change in control. Because of the amount of acquisition activity in the banking industry, the Board of Directors believed that entering into these agreements was in our stockholders’ best interests.

The agreements operate only upon the occurrence of a “change in control” as defined in the agreements. Absent a change in control, the agreements do not require us to retain the executives or to pay them any specified level of compensation or benefits. Each agreement provides that if a change in control of the Corporation or the Bank which employs the employee occurs, we will be obligated to continue to employ the executive during the time period starting upon the occurrence of a change in control and ending two years thereafter (or, if earlier, at the executive’s retirement date under established rules of the Corporation’s tax-qualified retirement plan).

Generally, and subject to certain exceptions, a “change in control” will be deemed to have occurred if (i) final regulatory approval is obtained for any party to acquire securities of the Corporation and/or the Bank representing 35% or more of the combined voting power of the Corporation’s or the Bank’s then outstanding securities; (ii) during any two consecutive years, there is a significant change in the Corporation’s or the Bank’s Board of Directors not approved by the incumbent Board; or (iii) final regulatory approval is obtained for a plan of complete liquidation or dissolution or sale of all or substantially all of the Corporation’s or the Bank’s assets or certain significant reorganizations, mergers and similar transactions involving the Corporation or the Bank.

If during this two-year period the executive is discharged without cause or resigns for good reason, then the executive will receive a lump sum payment equal to a multiple from one to three times (i) the highest rate of the executive’s annual base salary in effect prior to the date of termination, (ii) the greater of the executive’s average annual bonus over the one to three year period ending prior to the date of termination, or the executive’s bonus established for the annual bonus year in which the date of termination occurs, and (iii) continuation of all medical benefits for eighteen months from the termination with premium payments the same as existed at the time of the change in control. If an excise tax under Section 4999 of the Code applies to these payments, the Corporation will either pay the executive a reduced amount as a lump sum or over an extended period of years such that the net present value of such payments would not cause an excise tax to become due. In addition, for a period of 18 months from the date of termination, the executive and/or the executive’s family generally will continue to receive insurance and health care benefits equivalent to those in effect immediately prior to the date of the change in control.

The Board considered both so-called “single trigger” change in control arrangements, which generally entitle an executive to benefits if the executive’s employment is terminated for any reason during a specified period after a change in control, and “double trigger” change in control arrangements, which typically require the executive’s termination to be involuntary or the executive’s resignation to be for good reason. The Board elected “double-trigger” change in control agreements because the Board was of the view that requiring the executive’s employment termination to be involuntary or for good reason would adequately mitigate the personal concerns of executives in connection with potential change in control scenarios and satisfy the purpose of the agreements.

See the section entitled “Potential Payments Upon Termination or Change in Control,” including the related table, beginning on page 39 for an estimate of the benefits that our named executive officers would be entitled to receive under certain scenarios pursuant to their respective change in control agreements as a result of a change in control.

Tax Deductibility of Compensation

Under Section 162(m) of the Code, publicly-held corporations generally may not take a tax deduction for compensation in excess of $1 million paid to any named executive officer during any fiscal year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. However, the Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. In 2013, none of our executive officers received compensation that the Corporation could not deduct by reason of Section 162(m).

Our Policies With Respect to the Granting of Stock Options

Stock options may be granted by either the Compensation Committee or the full Board. The Board generally does not grant options, although the Compensation Committee regularly reports its activity, including approval of grants, to the Board.

Timing of Grants. Stock options are granted at a regularly scheduled meeting of the Compensation Committee. This meeting occurs approximately one month after our annual stockholders meeting and the Compensation Committee also approves salary adjustments at this meeting. On limited occasions, grants may occur at an interim meeting of the Compensation Committee, primarily for the purpose of approving a compensation package for newly hired or promoted executives. The timing of these grants is driven solely by the activity related to the need for the hiring or promotion and not our stock price or the timing of any release of company information.

Option Exercise Price. The exercise price of a newly granted option (that is, not an option assumed in, or granted in connection with, an acquisition) is the closing price on the Nasdaq on the day before the date of grant as set forth in the Long-Term Incentive Plan.

Stock Ownership Guidelines

While the Compensation Committee believes that it is in the best interests of stockholders for our officers to own a significant amount of Common Stock of the Corporation and strongly encourages that our executives do so, our executive officers are not required to own any specific amount of our Common Stock.

Review of All Components of Executive Compensation

The Compensation Committee reviews all components of compensation paid to or earned by our named executive officers, including salary, annual and long-term incentive compensation, accumulated realized and unrealized equity-based gains, the dollar value to the executive and cost to the Corporation of all perquisites and other personal benefits, the earnings and accumulated payout obligations under our deferred compensation plans, the actual projected payout obligations under our supplemental retirement income plan and the hypothetical payout obligations under several potential severance and change-in-control scenarios. When the Compensation Committee considers setting various compensation components for our named executive officers, the Compensation Committee takes into consideration the aggregate amounts and mixes of all the principal components, in addition to peer group information.

Compensation Committee Report

The Compensation Committee of the Corporation has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

John W. Fisher, II, Chairman

Christopher V. Criss

Vaughn L. Kiger

Henry L. Schulhoff

Ray A. Byrd

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5] ($)	All Other Compensation[6] ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paul M. Limbert	2013	$486,500¹	$0	$127,050	$25,250	$238,875	$0	$25,232	$902,907
President & Chief Executive Officer	2012	$444,423¹	$0	$80,000	$19,800	$227,500	$54,084	$23,508	$849,315
	2011	$416,154¹	$0	$79,360	$20,045	$215,000	$200,095	$19,096	$949,750

Robert H. Young	2013	$270,655¹	$0	$50,820	$10,100	$119,151	$29,505	$19,479	$499,710
Executive Vice President & Chief Financial Officer	2012	$251,458¹	$0	$40,000	$7,920	$114,568	$107,379	$18,236	$539,561
	2011	$243,857	$0	$39,680	$12,027	$111,231	$93,269	$11,126	$511,190

Bernard P. Twigg	2013	$241,546¹	$0	$50,820	$10,100	$81,996	$21,846	$22,612	$428,920
Executive Vice President & Chief Lending Officer	2012	$217,106¹	$0	$40,000	$7,920	$66,209	$84,406	$17,914	$433,555
	2011	$209,356¹	$10,094	$29,760	$12,027	$40,474	$72,937	$11,848	$386,496

Jonathan D. Dargusch	2013	$228,627¹	$0	$50,820	$10,100	$101,859	$0	$31,781	$423,187
Executive Vice President Wealth Management	2012	$208,548¹	$0	$30,000	$5,940	$82,560	$0	$20,978	$348,026
	2011	—	—	—	—	—	—	—	—

Peter W. Jaworski	2013	$212,230¹	$0	$50,820	$10,100	$72,972	$12,279	$16,525	$374,926
Executive Vice President & Chief Credit Officer	2012	$195,146¹	$0	$40,000	$7,920	$50,000	$138,615	$11,924	$443,605
	2011	$185,761¹	$0	$29,760	$12,027	$39,656	$117,966	$7,739	$392,909

[1]	Includes amounts deferred under the WesBanco, Inc. Deferred Compensation Plan, which is described on page 26. Amounts in this column also include twenty-seven payroll dates in 2013.
[2]	Amounts in this column reflect the dollar amount of the aggregate grant date fair value of restricted stock awards granted during the applicable fiscal year, computed in accordance with Financial Accounting Standards Codification Topic 718 (“ASC Topic 718”). However, as prescribed by SEC rules, these amounts exclude estimates of forfeitures related to service-based vesting conditions. Refer to Note 11 under Part II, Item 8, “Financial Statements and Supplementary Data” of our Form 10-K for the year ended December 31, 2013 for the relevant assumptions used to determine the valuation of restricted stock awards. The 2013 restricted stock awards cliff vest on 5/15/2016.
[3]	Amounts in this column reflect the dollar amount of the aggregate grant date fair value of stock option awards granted during the applicable fiscal year, computed in accordance with ASC Topic 718. However, as prescribed by SEC rules, these amounts exclude estimates of forfeitures related to service-based vesting conditions. Refer to Note 11 under Part II, Item 8, “Financial Statements and Supplementary Data” of our Form 10-K for the year ended December 31, 2013 for the relevant assumptions used to determine the valuation of stock option awards. Unvested options will vest on 12/31/2014.
[4]	Amounts in this column reflect annual cash incentive awards pursuant to the Key Executive Incentive Bonus, Option and Restricted Stock Plan.
[5]	The amounts in this column reflect the actuarial increase in the present value of the named executive officer’s benefits under all of our pension plans, except the KSOP Plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, except that retirement age is assumed to be normal retirement age as defined in the applicable plan, and includes amounts which the name executive officer may not currently be entitled to receive because such amounts are not vested. Mr. Limbert and Mr. Jaworski had no change in the actuarial present value of their accumulated benefit due to the current discount rate and/or actuarial limitations on late retirement payments. Mr. Jaworski did have an accrual related to his SERP benefit.
[6]	Includes all other compensation as described in the table entitled “All Other Compensation” on page 33.

Perquisites and Other Benefits

Perquisites and other benefits represent a small part of the Corporation’s compensation package, and are offered only after consideration of business need. The primary perquisites are matching contributions to amounts deferred from compensation by the Corporation’s executive officers, club dues, group life insurance and split dollar benefits. The following chart lists the principal perquisites and personal benefits and other miscellaneous compensation elements which are included in the Summary Compensation Table as “All Other Compensation”, found on page 33 and the dollar value of the Corporation’s aggregate incremental cost of each.

ALL OTHER COMPENSATION

	401(k) Company Match	Group Life Insurance Imputed Income	Country Club Dues	Housing Allowance	Restricted Stock Dividends & Dividend Reinvestment	Split Dollar Insurance Imputed Income	Deferred Compensation Company Match	Supplemental Life Insurance Value	Total All Other Compensation
Paul M. Limbert	$10,000	$6,858	$0	$0	$1,839	$3,124	$0	$3,411	$25,232
President & Chief Executive Officer

Robert H. Young	$10,000	$2,322	$0	$0	$819	$270	$5,413	$655	$19,479
Executive Vice President & Chief Financial Officer

Bernard P. Twigg	$10,155	$2,322	$2,070	$0	$819	$0	$7,246	$0	$22,612
Executive Vice President & Chief Lending Officer

Jonathan D. Dargusch	$10,000	$2,232	$6,362	$5,268	$1,060	$0	$6,859	$0	$31,781
Executive Vice President— Wealth Management

Peter W. Jaworski	$8,102	$2,322	$0	$0	$819	$303	$4,245	$734	$16,525
Executive Vice President & Chief Credit Officer

GRANTS OF PLAN-BASED AWARDS

FOR THE YEAR ENDED DECEMBER 31, 2013

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Fair Market Value of Stock Price @ close of business on the day the award was granted	Grant Date Fair Value of Stock and Option Awards[3]
		Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(i)	(j)		(k)	(l)	(m)
Paul M. Limbert President & Chief Executive Officer	5/15/2013 5/15/2013 5/15/2013	$203,044	$238,875	$238,875	5,000¹	5,000	[2]	$25.00	$25.41	$127,050 $ 25,250
Robert H. Young Executive Vice President & Chief Financial Officer	5/15/2013 5/15/2013 5/15/2013	$101,278	$119,151	$119,151	2,000¹	2,000	[2]	$25.00	$25.41	$ 50,820 $ 10,100
Bernard P. Twigg Executive Vice President & Chief Lending Officer	5/15/2013 5/15/2013 5/15/2013	$71,633	$84,274	$84,274	2,000¹	2,000	[2]	$25.00	$25.41	$ 50,820 $ 10,100
Jonathan D. Dargusch Executive Vice President Wealth Management	5/15/2013 5/15/2013 5/15/2013	$86,580	$101,859	$101,859	2,000¹	2,000	[2]	$25.00	$25.41	$ 50,820 $ 10,100
Peter W. Jaworski Executive Vice President & Chief Credit Officer	5/15/2013 5/15/2013 5/15/2013	$62,026	$72,972	$72,972	2,000¹	2,000	[2]	$25.00	$25.41	$ 50,820 $ 10,100

[1]	Restricted stock grants cliff vest 100% on 5/15/2016.
[2]	Options vest 50% on 12/31/2013 with the remaining 50% vesting on 12/31/2014.
[3]	Amounts in this column reflect the dollar amount of the aggregate grant date fair value of restricted stock or stock option awards granted during the applicable fiscal year, computed in accordance with Financial Accounting Standards Board ASC Topic 718. Refer to Note 11 under Part II, Item 8, “Financial Statements and Supplementary Data” of our Form 10-K for the year ended December 31, 2013 for the relevant assumptions used to determine the valuation of restricted stock and stock options awards.

Key Executive Incentive Bonus, Option and Restricted Stock Plan

The Board of Directors of the Corporation adopted and approved, effective February 19, 1998 (the “Effective Date”), the Key Executive Incentive Bonus, Option and Restricted Stock Plan (the “Long-Term Incentive Plan”). The Long-Term Incentive Plan was initially approved by the stockholders of the Corporation on April 15, 1998, and the stockholders approved an increase in the amount of stock available under the Long-Term Incentive Plan to 1,000,000 shares on April 18, 2001. The stockholders approved an amended and restated Long-Term Incentive Plan on April 21, 2010. The amended and restated Long-Term Incentive Plan, among other things, authorized awards of restricted stock (in addition to stock options, which the Corporation has historically granted), and increased the authorized shares for issuance under the plan by an additional 800,000 shares. The Long-Term Incentive Plan is administered by the Compensation Committee of the Corporation1.

The Long-Term Incentive Plan is designed to pay incentive compensation, in the case of Annual Bonus or Long Term Bonus, or permit granting of Stock Options, if the Committee determines, after review of all applicable measurements and circumstances, predetermined performance goals or other eligibility criteria are actually achieved. If the Committee determines that applicable performance goals have not been met for a particular measurement period, no incentive compensation will be paid and/or no options will become vested with respect to that measurement period unless the award was based on other criteria.

The Board of Directors of the Corporation is involved in the operation of the Long-Term Incentive Plan to the extent of determining whether annual bonus awards will be made for a particular fiscal year and/or whether long-term bonus awards will be made available for a particular series of fiscal years and informing the Committee of the Board’s priorities as to performance goals. The Committee makes awards and determines the amount, terms and conditions of each such award as well as the respective performance goals to be achieved in each period by the participants. The Committee has the sole discretion to interpret the Long-Term Incentive Plan, establish and modify administrative rules, impose conditions and restrictions on awards, and take such other actions as it deems necessary or advisable, including, but not limited to, considering the effect, if any, of extraordinary items or special circumstances on the ability of one or more participants (each, a “Key Employee”) to achieve performance goals for a period.

The Long-Term Incentive Plan provides for awards of up to 1,800,000 shares of Common Stock. The number of shares available for issuance under the Long-Term Incentive Plan is subject to anti-dilution adjustments upon the occurrence of significant corporate events. The shares offered under the Long-Term Incentive Plan are either authorized and unissued shares or issued shares which have been reacquired by the Corporation and held in treasury.

The Long-Term Incentive Plan consists of four portions: the annual bonus portion, the long-term bonus portion, the stock option portion and the restricted stock portion. A Key Employee may participate in one or more portions simultaneously. The annual bonus portion provides a participating Key Employee an opportunity to earn incentive compensation, if any, based on the actual achievement of performance goals set for that Key Employee over a fiscal year of the Corporation. Under this program a total of $1,118,604 in cash was allocated and paid for such bonuses in 2013, of which $614,853 was paid to the named executive officers. For more information on these bonuses, see “Annual Cash Incentive Awards” on page 19.

The Committee may grant to a Key Employee stock options which do not qualify as incentive stock options (“non-qualified stock options”). The terms and conditions of stock option grants including the quantity, price, waiting periods, and other conditions on exercise are determined by the Committee but the exercise price per share may not be less than the closing market price on the day prior to the grant date. Options may vest over a period of time determined by the Committee based on the lapse of time or the actual achievement of performance

[1]	Capitalized terms not herein defined in this section have the meanings given to them in the Long-Term Incentive Plan.

goals set by the Committee at the time of grant. Under the Long-Term Incentive Plan, if a Change in Control occurs, all stock options will become vested and exercisable and all opportunities for Annual Bonus and Long Term Bonus will be deemed earned and be immediately payable.

During 2013, the Compensation Committee awarded 78,850 stock options to executive officers of the Corporation of which 13,000 options were awarded to the named executive officers. For more information on these awards see “Grants of Plan-Based Awards for the Year Ended December 31, 2013” on page 33. For outstanding options for the named executive officers see the table titled “Outstanding Equity Awards at Fiscal Year-End” on page 36.

The Committee may also grant to a Key Employee restricted stock. The Committee has the discretion under the Plan to award shares of restricted stock with restrictions that will lapse, if at all, upon the attainment of performance and/or personal goals or the completion of a specified period of employment. In 2013, the Compensation Committee granted only time-vesting restricted stock. The Committee may provide for the payment of any applicable dividends paid with respect to any shares of common stock subject to a Restricted Stock Award during the period prior to the lapse of the restrictions.

During 2013, the Compensation Committee awarded 48,250 shares of restricted stock to executive officers of the Corporation of which 13,000 shares were granted to the named executive officers. The Restriction Period for the shares is three years from the date of the award. See “Grants of Plan-Based Awards for the Year Ended December 31, 2013” on page 33.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)[1]	Value Realized on Vesting ($)[2]
(a)	(b)	(c)	(d)	(e)
Paul M. Limbert	0	$0	4,270	$108,245
President & Chief Executive Officer

Robert H. Young	6,667	$19,812	2,135	$54,122
Executive Vice President & Chief Financial Officer

Bernard P. Twigg	4,500	$44,558	1,601	$40,585
Executive Vice President & Chief Lending Officer

Jonathan D. Dargusch	0	$0	2,767	$66,777
Executive Vice President Wealth Management

Peter W. Jaworski	6,250	$30,191	1,601	$40,585
Executive Vice President & Chief Credit Officer

[1]	Shares awarded during 2011 which vested during 2013. Includes dividends earned during vesting period.
[2]	Based on the average of high and low stock prices on the business day before the vesting date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)[4]
Paul M. Limbert President & Chief Executive Officer	10,000		0		0	26.60	5/18/2014	4,189	[2]	$134,048
	6,000		0		0	30.75	5/16/2014	5,069	[3]	$162,208
	8,000		0		0	21.72	5/21/2015
	5,000		0		0	19.27	5/19/2017
	5,000		0		0	19.76	5/18/2018
	5,000		0		0	20.02	5/16/2019
	2,500	[1]	2,500	[1]	0	25.00	5/16/2020

Robert H. Young Executive Vice President & Chief Financial Officer	2,500		0		0	30.75	5/16/2014	2,094	[2]	$67,008
	3,000		0		0	21.72	5/21/2015	2,027	[3]	$64,864
	3,000		0		0	19.27	5/19/2017
	3,000		0		0	19.76	5/18/2018
	2,000		0		0	20.02	5/16/2019
	1,000	[1]	1,000	[1]	0	25.00	5/16/2020

Bernard P. Twigg Executive Vice President & Chief Lending Officer	3,333		0		0	26.60	5/18/2014	2,094	[2]	$67,008
	1,500		0		0	30.75	5/16/2014	2,027	[3]	$64,864
	2,000		0		0	21.72	5/21/2015
	2,000		0		0	20.02	5/16/2019
	1,000	[1]	1,000	[1]	0	25.00	5/16/2020

Jonathan D. Dargusch Executive Vice President Wealth Management	1,000		0		0	19.76	5/18/2018	1,739	[5]	$55,648
	1,500		0		0	20.02	5/16/2019	1,570	[2]	$50,240
	1,000	[1]	1,000	[1]	0	25.00	5/16/2020	2,027	[3]	$64,864

Peter W. Jaworski Executive Vice President & Chief Credit Officer	2,000		0		0	30.75	5/16/2014	2,094	[2]	$67,008
	1,500		0		0	19.27	5/19/2017	2,027	[3]	$64,864
	3,000		0		0	19.76	5/18/2018
	2,000		0		0	20.02	5/16/2019
	1,000	[1]	1,000	[1]	0	25.00	5/16/2020

[1]	Options vest 50% on 12/31/2013 with the remaining 50% vesting on 12/31/2014.
[2]	Restricted stock and dividends thereon cliff vest on 5/16/2015.
[3]	Restricted stock and dividends thereon cliff vest on 5/16/2016.
[4]	Stock price as of 12/31/2013 used to value the restricted stock was $32.00 per share.
[5]	Mr. Dargusch restricted stock granted 3/3/2011 vested 33 1⁄3% on 3/3/2012, 33 1⁄3% on 3/3/2013 and 33 1⁄3% on 3/3/2014.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Defined Benefit Plan and the SERP, determined using interest rate and mortality rate assumptions consistent with those used in the Corporation’s financial statements. Information regarding the Defined Benefit Plan and the SERP can be found in the text following the table.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Paul M. Limbert	WesBanco, Inc. Defined Benefit Pension Plan	36.7	$610,032	$0
President & Chief Executive Officer
	Executive Officer Supplemental Retirement Plan	13.7	$771,383	$0

Robert H. Young	WesBanco, Inc. Defined Benefit Pension Plan	12.4	$370,266	$0
Executive Vice President & Chief Financial Officer
	Executive Officer Supplemental Retirement Plan	10	$136,532	$0

Bernard P. Twigg	WesBanco, Inc. Defined Benefit Pension Plan	10.4	$330,463	$0
Executive Vice President & Chief Lending Officer

Jonathan D. Dargusch	—	—	—	$0
Executive Vice President Wealth Management

Peter W. Jaworski	WesBanco, Inc. Defined Benefit Pension Plan	18.5	$490,299	$0
Executive Vice President & Chief Credit Officer
	Executive Officer Supplemental Retirement Plan	13.7	$92,781	$0

The Corporation maintains the Defined Benefit Plan for all employees employed prior to August 1, 2007, and the SERP for certain executive officers. The preceding pension benefits table lists the approximate present value of the retirement benefits (qualified plan only) an executive officer would receive if he or she retired at age 65. Amounts are based on a full life annuity form for the defined benefit plan. The values reflected in the “Present Value of Accumulated Benefit” column of the Pension Benefits table are equal to the actuarial present value of each officer’s accrued benefit under the applicable plan as of December 31, 2013, using the same actuarial factors and assumptions used for financial statement reporting purposes. These assumptions are described under Note 11 to our Financial Statements for the year ended December 31, 2013, which begins on page 109 of our Annual Report on Form 10-K.

Under the Defined Benefit Plan, a participant’s compensation covered by the Corporation’s pension plan is cash compensation reported on the Form W-2 plus 401(k) Plan elective deferrals and Section 125 contributions made by the employee (as reported in the Summary Compensation Table), for the 60 consecutive months out of the last 120 consecutive months of the participant’s career for which such average is the highest, or in the case of a participant who has been employed for less than 60 months, the period of his employment with the Corporation. The plan benefit is not subject to any offset for social security benefits. Under current IRS rules only annual compensation of $255,000 (for 2013) or less is considered covered compensation for defined benefit plan purposes.

The Corporation closed the Defined Benefit Plan to new participants effective August 1, 2007, and the plan has not accepted new participants since that date.

In 1999, the Corporation approved and subsequently established the SERP for certain executive officers, including some of the named executive officers. Although benefits under the plan are unsecured, the Corporation funded payment of certain of such benefits through bank-owned life insurance arrangements where appropriate or available. The plan is a non-qualified retirement benefit. The SERP’s annual accrued benefits for the named executive officers are noted in the Summary Compensation Table.

The Compensation Committee also made modifications to the form of agreement used under the SERP during 2005. At its meeting on May 18, 2005, the Committee authorized the use of a form of agreement which eliminated the change in control trigger contained in the existing form of agreement and offered executive officers who had an existing agreement, including Messrs. Limbert, Young, and Jaworski, the option of using either form of agreement. The benefit to those officers electing such change in form of agreement would be to eliminate any corresponding offset to their Change in Control Agreement benefits by reason of payments due under the SERP. Two of the officers included in the Summary Compensation Table that had an existing agreement elected to convert to the new form of agreement.

Deferred Compensation Plan

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY($)	Registrant Contributions in Last FY($)[1]	Aggregate Earnings (Losses) in Last FY($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE($)
(a)	(b)	(c)	(d)	(e)	(f)
Paul M. Limbert	$454,679	$0	$225,765	$0	$1,755,219
President & Chief Executive Officer
Robert H. Young	$4,905	$5,413	$1,618	$0	$11,552
Executive Vice President & Chief Financial Officer
Bernard P. Twigg	$11,116	$7,246	$26,766	$0	$125,227
Executive Vice-President & Chief Lending Officer
Jonathan D. Dargusch	$7,732	$6,859	$3,415	$0	$19,955
Executive Vice President Wealth Management
Peter W. Jaworski	$188,824	$4,245	($5,314)	$58,497	$543,817
Executive Vice President & Chief Credit Officer

[1]	These amounts are included in the Summary Compensation Table in Column (i) on page 32. Amount is not included in column (f) of this table as amounts were not contributed until January, 2014.

The Corporation’s non-qualified Deferred Compensation Plan permits voluntary participation by employees specifically named by the Compensation Committee, including the named executive officers. The Committee also authorized the inclusion of directors into the new Deferred Compensation Plan providing for the transfer into the plan of the account balances of directors participating in the former Directors Deferred Compensation Plan, which was replaced with the new plan. The new plan was adopted to meet the requirements of the American Jobs Creation Act of 2004 and its implementing regulations.

The plan permits participating executive officers and directors to elect in advance to defer from 1% to 100% of base salary and bonus or director fees into the plan on an annual basis. The plan permits, but does not require, the Corporation to make matching contributions with respect to participating employees. No employer contributions can be made with respect to directors. Employer contributions to the plan for individual participants require the approval of the Compensation Committee. Balances for participating employees and directors are deemed invested in investment vehicles permitted from time to time by the Board of Directors in advance and credits (or debits) for investment experience may be made from time to time. One of the purposes of the plan is to permit the Corporation to supplement retirement benefits for executive officers who will not, because of age or service requirements, realize any significant benefits under the Corporation’s defined benefit pension plan. Matching contributions were made for some of the named executive officers for 2013 as disclosed in the Nonqualified Deferred Compensation table above.

Distributions are made at either the applicable date selected by participating officers or directors at the time they made their election to defer or after separation from service.

Potential Payments Upon Termination or Change in Control

The table below entitled “Executive Benefits and Payments Upon Termination” on page 42 summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of a named executive officer, or a change in the named executive officer’s responsibilities, following a change in control. However, in accordance with SEC regulations, we do not report in this table any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees. Also, the following table does not repeat information disclosed above under the pension benefits table, the deferred compensation table, or the outstanding equity awards at fiscal year-end table, except to the extent that the amount payable to the named executive officer would be enhanced by the termination event.

For the purpose of the quantitative disclosures in the below table, and in accordance with SEC regulations, we have assumed that the termination took place on December 31, 2013, the last business day of our most recently completed fiscal year, and that the price per share of our Common Stock is the closing market price as of that date—$32.00.

The Corporation has entered into employment contracts with its executive officers, including the named executive officers, which are structured on a revolving three-year term which are annually renewable. These contracts do not contain an acceleration provision based on a change in control of the Corporation. If they are terminated by reason of the death of the employee, then the Corporation is required to pay the employee’s designated beneficiary an amount equal to six months of the employee’s base salary. If the employee is terminated for cause, then no severance payment is due. If the employee is terminated without cause, then the Corporation is obligated to pay the employee the greater of (i) six months of the employee’s base salary, or (ii) the base salary the employee would have received had he continued to be employed throughout the end of the then existing term of the agreement. In the event of a resignation of the employee, the Corporation is not required to pay any severance.

Severance

The Corporation has entered into Change in Control Agreements with members of senior management, including each of our named executive officers pursuant to which the Corporation would pay certain benefits. The Corporation would make such payments only if a change in control takes place, and if the Corporation terminates an executive without “cause” or the executive resigns for “good reason” within two years of the change in control. The term “cause” is defined in the agreements to include acts of dishonesty, disloyalty or fraud, inattention, neglect or inability to perform duties, or breach of the employee’s covenants or terms of the agreement or engaging in intentional gross misconduct. The term “good reason” is defined to include (i) assignment to duties materially inconsistent with those in effect ninety days prior to a change in control; (ii) assigning the officer to a location in excess of 35 miles from his existing location; (iii) reduction in salary in excess of 10%; (iv) failure of a successor company to assume the obligations of the agreement and (v) termination of the officer without cause.

Generally, and subject to certain exceptions, a “change in control” shall be deemed to have occurred if (i) final regulatory approval is obtained for any party to acquire securities of the Corporation and/or the Bank representing 35% or more of the combined voting power of the Corporation’s or the Bank’s then outstanding securities; (ii) during any two consecutive years, there is a significant change in the Corporation’s or the Bank’s Board of Directors not approved by the incumbent Board; or (iii) final regulatory approval is obtained for a plan of complete liquidation or dissolution or sale of all or substantially all of the Corporation’s or the Bank’s assets or certain significant reorganizations, mergers and similar transactions involving the Corporation or the Bank.

The Corporation will pay an amount up to three times (less for certain officers) the sum of (1) the highest annual base salary in effect at any time up to termination, (2) the greater of (i) the employee’s average annual bonus over the most recent three bonus years (less years for certain officers), or (ii) the employee’s bonus for the year of termination, and (3) continuation of all medical benefits for eighteen months from the termination with premium payments the same as existed at the time of the change in control. The Corporation would pay such amount in a lump sum within thirty days following the termination, subject to any limitations calculated under Code Section 409(a).

If an excise tax under Section 4999 of the Code applies to these payments, the Corporation will either pay the executive a reduced amount as a lump sum or will pay such amount over an extended period of years such that the net present value of such payments would not cause an excise tax to become due. For more information about our Change in Control agreements, please see the section of our Compensation Discussion and Analysis entitled “Change in Control Agreements” on page 29.

Long-Term Incentive Plan

The Long-Term Incentive Plan contains certain acceleration provisions which apply to benefits, options and restricted stock granted thereunder. In the event of the retirement or disability of an employee, each installment of incentive compensation earned for cycles completed prior to such retirement or disability shall be paid to the employee on the date such amounts would be distributable without regard to such retirement or disability and no installment shall be forfeited. In addition, the Compensation Committee may, in its sole discretion, permit such employee to receive a prorata portion of the annual bonus or long-term bonus which otherwise would have been distributable to such employee if the performance level actually achieved as of the date of his or her termination of employment had continued for the remainder of the incentive cycle and the Compensation Committee may, in its discretion, permit the exercise of any then outstanding stock option, to the extent then vested, for a period not to exceed two years after such retirement or disability. In the event of the death of an employee, each installment of incentive compensation earned for a given year completed prior to the employee’s death shall be paid to his or her beneficiary within one hundred twenty days following the date of death. In addition, the Compensation Committee may, in its discretion, permit the employee’s beneficiary to receive a prorata portion of the cash as annual bonus or long-term bonus which would otherwise have been distributable to the employee with respect to those open fiscal year and incentive cycles as if the performance level actually achieved as of the date of his or her death had continued for the remainder of the fiscal year or incentive cycle. Additionally, the Compensation Committee may, in its discretion, permit the exercise of any then outstanding stock option, to the extent then vested, for a period not to exceed one year after such death. Restricted stock fully vests in the event of the death, disability or retirement of the employee.

The Long-Term Incentive Plan also contains a change in control trigger provision. Under this provision, if there is in fact a change in control, then all fiscal year or incentive cycles then formed shall be deemed completed and the performance goals for each period shall be deemed to be met at the greater of (i) the target level or (ii) the level of achievement which would have been attained if actual performance to such time continued until the end of such period. Additionally, all stock options granted under the Plan shall be deemed vested and completely exercisable, all restricted stock fully vests and all performance goals for each fiscal year or incentive cycle shall be deemed met at the superior performance level. All unpaid installments of incentive compensation earned in prior years shall be vested and distributable and, in the case of deferred installments, as if the deferral period elected by the employee had been completed. Additionally, all incentive compensation of each employee shall be distributed within ten days of the happening of the event giving rise to a change in control.

In the event of a termination of an employee for cause, the Compensation Committee may, in its discretion, determine that the employee has forfeited the right to receive any installment of incentive compensation under the Long-Term Incentive Plan, any stock option, whether or not then vested, shall be void and no longer exercisable and all restricted stock shall be forfeited, upon the occurrence of a termination for cause.

SERP

There are two versions of the SERP agreement used currently, one with a change in control provision and one without. Three of the five named executive officers have a SERP agreement, two of which have agreements without a change in control feature and one of which has retained a form of agreement with a change in control feature. Mr. Young has a SERP agreement with a change in control feature. Messrs. Limbert and Jaworski have SERP agreements without a change in control provision.

Both forms of agreement provide for an actuarially reduced benefit in the event of early termination or retirement equivalent to 100% of the accrued benefit payable to the employee at the time of such early termination or retirement. In each case, the benefit is payable at normal retirement age except that the Corporation has discretion to make a lump sum payment in lieu of the annual benefit payable for a term of ten years, discounted to present value. Both forms of agreement also provide for a disability benefit occurring prior to normal retirement age. In the event of disability, the employee is vested in his normal retirement benefit commencing in the month following his normal retirement age.

Additionally, both forms of agreement provide a death benefit. If the employee dies while in the active service of the Corporation, the employee’s beneficiary is entitled to receive the split dollar death benefit payable under the terms of the policy. If the employee dies after any lifetime benefit payments have commenced, but before receiving all such payments, the Corporation is required to pay the remaining benefits to the employee’s beneficiary at the same time and in the same amounts they would have been paid to the employee had the employee survived. If the employee dies after termination of employment but before lifetime benefit payments have commenced, the Corporation shall pay the benefit payments to the employee’s beneficiary that the employee was entitled to prior to death except that the benefit payment shall commence on the 1st day of the month following the date of the employee’s death.

Mr. Young’s SERP agreement, which contains a change in control benefit provision, provides that in the event of a change in control of the Corporation, Mr. Young is vested in the normal retirement benefit which is payable at normal retirement age. However, under the terms and conditions of the change in control agreements that the Corporation has in place, any accelerated vesting of the benefit and corresponding present value thereof would reduce the lump sum payment payable to the employee under the change in control agreements. For Messrs. Limbert and Jaworski, whose SERP agreements do not contain a change in control feature, they would continue to vest benefits under the SERP in the event of a change in control and in the event of a termination following a change in control would not receive any accelerated vested benefit under the terms of the SERP agreement. For more information about our SERP, please see the section of our Compensation Discussion and Analysis entitled “Retirement Plans—SERP” on page 25.

Retirement Plans

Presently, employees eligible to participate in the Defined Benefit Plan become vested in their Defined Benefit Plan after five years of service. Employees become vested in the KSOP Plan immediately with respect to elective contributions, five years with respect to the ESOP component thereof, and immediately with respect to matching contributions by the Corporation. In addition, employees are eligible for a reduced retirement benefit under the terms of the Defined Benefit Plan after ten years of service and attaining age 60. Once vested, employees are entitled to pension benefits upon retirement. All of the participating named executive officers are vested in their Defined Benefit Plan. The benefits payable under both the KSOP Plan and the Defined Benefit Plan are not enhanced based on the circumstances regarding termination, or in the event of a change in control. Because the Corporation would not enhance the benefits payable under any of these plans if the employment of one of its named executive officers terminate, the Corporation does not report any amount in respect of these plans in the table below. For more information about our Defined Benefit Plan, please see the section of our Compensation Discussion and Analysis entitled “Retirement Plans—Defined Benefit Plan” on page 24.

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION

Executive Benefits and Payments Upon Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination within 24 months of Change in Control [1]	Death	Disability
Paul M. Limbert
Base Salary	$1,154,563	$0	$238,875	$771,383
Severance	0	$1,442,844	$771,383	0
Stock Options/Restricted Stock	0	$307,339	$289,839	$289,839
Post-Employment Health Care	0	$17,801	0	0
Total	$1,154,563	$1,767,984	$1,300,097	$1,061,222

Robert H. Young
Base Salary	$661,950	$205,390	$132,390	$205,390
Severance	0	$618,837	$255,058	0
Stock Options/Restricted Stock	0	$135,819	$128,819	$128,819
Post-Employment Health Care	0	$17,801	0	0
Total	$661,950	$977,847	$516,267	$334,209

Bernard P. Twigg
Base Salary	$581,890	$0	$120,391	$0
Severance	0	$574,354	0	0
Stock Options/Restricted Stock	0	$135,819	$128,819	$128,819
Post-Employment Health Care	0	$17,801	0	0
Total	$581,890	$727,974	$249,210	$128,819

Jonathan D. Dargusch
Base Salary	$547,020	$0	$113,117	$0
Severance	0	$554,837	0	0
Stock Options/Restricted Stock	0	$171,068	$164,068	$164,068
Post-Employment Health Care	0	$17,801	0	0
Total	$547,020	$743,706	$277,185	$164,068

Peter W. Jaworski
Base Salary	$486,481	$0	$104,246	$134,375
Severance	0	$502,447	$162,858	0
Stock Options/Restricted Stock	0	$135,819	$128,819	$128,819
Post-Employment Health Care	0	$168	0	0
Total	$486,481	$638,434	$395,923	$263,194

[1]	Amounts included in this column reflect the applicable limits pursuant to Section 280G of the Code for each named executive officer.

Corporate Governance

The Corporation is committed to maintaining strong corporate governance practices that allocate rights and responsibilities among stockholders, the Board of Directors and management, in a manner that benefits the long-term interests of the Corporation’s stockholders. Accordingly, the Corporation’s corporate governance practices are designed not just to satisfy regulatory requirements, but to provide for effective oversight and management of the Corporation.

In conjunction with these requirements, the Corporation previously adopted a Code of Business Conduct and Ethics which it reviews and approves annually. It most recently reviewed and approved the policy at its regular meeting on August 22, 2013. The Code applies to all officers, employees and directors of the Corporation and includes a Code of Ethics and a formal statement of policy requiring all employees of the Corporation to adhere to high standards of ethical business conduct and it details a number of those standards. The Code of Ethics is available on the Corporation’s website at www.wesbanco.com under the “Investor Relations” section.

The Corporation has a Nominating Committee, a Compensation Committee and an Audit Committee, all the members of which are independent, as that term is defined in the Nasdaq listing standards. In addition, all Audit Committee members are also independent under the independence standards of Rule 10A-3 under the Act. The Audit Committee has adopted an Audit Committee Charter which was last approved by the Audit Committee on July 23, 2013. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. The Nominating Committee has adopted a written charter. The Nominating Committee approved the slate of directors nominated for election as described herein under the caption “Election of Directors”. The selections were recommended by the Chief Executive Officer and Executive Committee of the Corporation and approved by the Nominating Committee. The Compensation Committee has also adopted a written charter which was last reviewed and approved on February 19, 2014. The charters for the Corporation’s Nominating Committee, Compensation Committee and Audit Committee are available on the Corporation’s website at www.wesbanco.com under the “Investor Relations” section.

The Corporation has also adopted a written policy for employee complaint procedures for reporting of accounting irregularities which provides a specific confidential reporting mechanism available to all employees of the Corporation.

The independent directors meet in executive sessions without management at least two (2) times per year and held their most recent executive session during a regular board meeting on February 19, 2014. The Board of Directors has expressed an intention of maintaining a regular schedule of such meetings as part of its regular meeting agenda.

Stockholders may communicate with the Board by mailing written communications to the attention of the Corporate Secretary at the principal office of the Corporation at One Bank Plaza, Wheeling, WV 26003. All such communications are reviewed by the Secretary of the Corporation and submitted to the Board unless they are determined to be non-substantive.

Board Size and Separate Chairman

The Board of Directors has adopted a policy that its size should be in the range of 15 to 25 members. In establishing its size, the Board considers a number of factors, including (i) resignations and retirements from the current Board, (ii) the availability of candidates, and (iii) balancing the desire of having a small enough Board to facilitate deliberations with, at the same time, having a large enough Board to have the diversity of backgrounds, professional experience and skills so that the Board and its committees can effectively perform their responsibilities in overseeing the Corporation’s businesses.

Since 1990, the Corporation has separated the position of chief executive officer and Chairman. The Board has determined that this structure is beneficial since it utilizes a non-management Board member to balance the interests of all constituencies in the overall governance structure. The Chairman presides over all meetings of the Board and works with the chief executive officer in establishing agendas, developing policy initiatives and communicating priorities established by the Board.

The Board is active in addressing risk oversight of the Corporation. The chief risk officer reports directly to the Board and submits a quarterly risk assessment report which is reviewed quarterly with the Board by the chief risk officer. Additionally, the Board has established a Disclosure Committee of executive management, including the Chairman of the Board and the Chairman of the Audit Committee, which meets quarterly with internal audit, risk management and representatives of the Corporation’s independent auditor to review material disclosures in the Corporation’s financial statements prior to their release. The Board also receives regular reports from the chairs of the Audit Committee and the Loan Review Committee of the Bank. Additionally, routine reports are provided by the Corporation’s counsel and its chief compliance officer.

Criteria for Membership on the Board

While a significant amount of public attention has been focused on the need for a majority of members of a Board to be “independent”—a requirement that the Board fully supports and, indeed, is committed to exceeding—independence is just one of the important factors that the Board and its Nominating Committee take into consideration in selecting nominees for director. The Nominating Committee and the Board of Directors apply the same criteria to all candidates, regardless of whether the candidate is proposed by a stockholder or some other source.

Overall Composition

As a threshold matter, the Board of Directors believes it is important for the Board as a whole to reflect the appropriate combination of skills, professional experience, market geographic diversity and diversity of backgrounds in light of the Corporation’s current and future business needs. Diversity is further defined to include gender, ethnic and geographic diversity.

Personal Qualities

Each director must possess certain personal qualities, including financial literacy and a demonstrated reputation for integrity, judgment, business acumen, and high personal and professional ethics. In addition, each director must be at least 21 years of age at the commencement of service as a director and less than 70 years of age at the time of nomination.

Commitment to the Corporation and its Stockholders

Each director must have the time and ability to make a constructive contribution to the Board, as well as a clear commitment to fulfilling the director’s fiduciary duties and serving the interests of all the Corporation’s stockholders.

Other Commitments

Each director must satisfy the requirements of antitrust and banking laws that limit service as an officer or director of a significant competitor of the Corporation. In addition, in order to ensure that directors have sufficient time to devote to their responsibilities, the Board determined that directors should generally serve on no more than two (2) other public company boards.

Additional Criteria for Incumbent Directors

During their terms, all incumbent directors on the Corporation’s Board are expected to prepare for (by carefully reading any materials distributed in advance of meetings) and attend the meetings of the Board and committees on which they serve and the annual meetings of stockholders; to stay informed about the Corporation and its businesses; to participate in discussions; to comply with applicable Corporation policies; and to provide advice and counsel to the Corporation’s management.

Additional Criteria for New Directors

As a result of its assessment of the Board’s current composition and in light of the Corporation’s current and expected business needs, the Nominating Committee has identified additional criteria for new members of the Board. The following attributes may evolve over time depending on changes in the Board and the Corporation’s business needs and environment, and may be changed before the mailing of the proxy statement for the 2014 annual stockholders meeting.

•	Professional Experience. New candidates for the Board should have significant experience in areas such as the following: (i) chief executive officer of a corporation (or a comparable position in the government or non-profit sector); (ii) chief financial officer of a corporation (or a comparable position in the government or non-profit sector); (iii) other substantive business experience or expertise; or (iv) a high-level position and expertise in one of the following areas—financial services, investment banking, accounting, legal or public relations.

•	Diversity. The Nominating Committee also believes it would be desirable for new candidates for the Board to enhance the gender, ethnic, and/or geographic diversity of the Board.

•	Committee Eligibility. In addition to satisfying the independence requirements that apply to directors generally (see below), the Nominating Committee believes that it would be desirable for new candidates for the Board to satisfy the requirements for serving on the Board’s committees, as set forth in the charters for those committees and applicable regulations.

•	Director Experience. The Nominating Committee believes it would also be desirable for candidates for the Board to have experience as a director of a public corporation.

Independence

In addition to the foregoing criteria, the Board of Directors and Nominating Committee have established a policy that a majority of the directors must be “independent” under applicable Nasdaq and SEC standards. In addition, the Board has established the goal that a substantial majority of the Board should be independent. The Board has determined that twelve of the fifteen current directors (or 80% of the Board), and three of the five nominees for director, are independent in accordance with Nasdaq and SEC standards. If all of the nominees are elected, the resulting Board will have eleven independent directors out of a total of fifteen or 73%. The Board applies Nasdaq stock market criteria in making its independence determinations. Specifically, under the Nasdaq standards, a director would not be viewed as independent if he or she:

•	is employed by the corporation or a consolidated parent or subsidiary of the corporation or has been so employed at any time during the past three years;

•	has a “family member” who is, or within the past three years was, employed as an executive officer by the corporation or any parent or subsidiary of the corporation;

•	is, or has a family member who is, a partner in, or a controlling shareholder or executive officer of any organization, including any nonprofit organization, to which the corporation made, or from which the corporation received, payments for property or services in the current or any of the past three fiscal years, that exceed 5% of the recipient’s consolidated gross revenues for the year or $200,000, whichever is more, other than payments arising solely from investments in the corporation’s securities or payments under non-discretionary charitable contribution matching programs;

•	has received (or has a family member who has received) payments in excess of $120,000 from the listed corporation or any parent or subsidiary of the listed corporation during any period of twelve consecutive months within the past three years, other than compensation for board or board committee service, non-compensatory payments arising solely from investments in the corporation’s securities, compensation paid to a family member who is a non-executive employee of the corporation or its parent or subsidiary, or benefits under a tax-qualified retirement plan or non-discretionary compensation;

•	is, or has a family member who is, employed as an executive officer of another entity where, at any time during the past three years, any of the executive officers of the listed corporation served on the compensation committee of such other entity; or

•	is, or has a family member who is, a current partner of the corporation’s outside auditor, or was a partner or employee of the corporation’s outside auditor who worked on the corporation’s audit at any time during any of the past three years.

Director Nomination Process

There are a number of different ways in which an individual may be nominated for election to the Board of Directors.

Nominations Developed by the Nominating Committee

The Nominating Committee may identify and propose an individual for election to the Board. This involves the following steps:

•	Assessment of Needs. As described above, the Nominating Committee conducts periodic assessments of the overall composition of the Board in light of the Corporation’s current and expected business needs and, as a result of such assessments, the Nominating Committee may establish specific qualifications that it will seek in Board candidates. The Nominating Committee reports on the results of these assessments to the full Board of Directors.

•	Identifying New Candidates. In light of such assessments, the Nominating Committee may seek to identify new candidates for the Board (i) who possess the specific qualifications established by the Nominating Committee and (ii) who satisfy the other requirements for Board service. In identifying new director candidates, the Nominating Committee seeks advice and names of candidates from Nominating Committee members, other members of the Board, members of management, and other public and private sources, including stockholders.

•	Reviewing New Candidates. The Nominating Committee reviews the potential new director candidates identified through this process. This involves reviewing the candidates’ qualifications as compared to the specific criteria established by the Nominating Committee and the more general criteria established by the Corporation’s Bylaws and Nasdaq listing requirements. The Nominating Committee may also select certain candidates to be interviewed by one or more Nominating Committee members.

•	Reviewing Incumbent Candidates. On an annual basis, the Nominating Committee also reviews incumbent candidates for re-nomination to the Board. This review involves an analysis of the criteria set forth above that apply to incumbent directors.

•	Recommending Candidates. The Nominating Committee recommends a slate of candidates for the Board of Directors to submit for election by the Corporation’s stockholders at the annual stockholders meeting. This slate of candidates may include both incumbent and new nominees. In addition, apart from this annual process, the Nominating Committee may, in accordance with the Bylaws, recommend that the Board elect new members of the Board to fill vacancies who will serve until the next annual stockholders meeting.

Stockholder Nominations Submitted to the Nominating Committee

Stockholders may also submit names of director candidates to the Nominating Committee for its consideration. The same evaluation procedures apply to all candidates for director nomination, including candidates submitted by stockholders. The process for stockholders to use in submitting suggestions to the Nominating Committee is by written recommendation addressed to the Corporate Secretary, in care of the Corporation at One Bank Plaza, Wheeling, WV 26003. The recommendation must include, among other information, biographical information about the nominee, share ownership of the nominee, business experience of the nominee and the name, address and number of shares owned by the stockholder submitting the request. For more information on stockholder nominations, please see the section entitled “Stockholders Intending to Nominate Candidates for Election to Board of Directors Must Give Notice to Corporation” on page 51.

Stockholder Nominations Submitted to Stockholders

Stockholders may choose to submit nominations directly to the Corporation’s stockholders. The Corporation’s Bylaws set forth the process that stockholders may use if they choose this approach, which is described below at “Stockholders Intending to Nominate Candidates for Election to Board of Directors Must Give Notice to Corporation.”

Board Responsibilities

The Board’s primary responsibility is to seek to maximize long-term stockholder value. The Board selects senior management of the Corporation, monitors management’s and the Corporation’s performance, and provides advice and counsel to management. Among other things, at least annually, the Board reviews the Corporation’s strategy and approves a business plan and budget for the Corporation. The Board also reviews and approves transactions in accordance with guidelines that the Board may adopt from time to time. In fulfilling the Board’s responsibilities, directors have full access to the Corporation’s management, internal and external auditors, and outside advisors.

Board Meetings

The Board of Directors held regular meetings every other month in 2013. At its regular meeting on October 24, 2013 the Board conducted an annual corporate governance review. The Board of Directors also communicates informally with management on a regular basis.

Committees of the Board

In addition to the Executive Committee, the Board has three standing committees which consist solely of independent board members: the Audit Committee, the Compensation Committee and the Nominating Committee. The Corporation also has three committees which include both directors and management personnel: the Personnel and Post-Retirement Committee, the Insurance Committee and the Marketing Committee. Finally, the Board also has a Disclosure Committee which includes the Chairman of the Board and the Chairman of the Audit Committee.

Each of the Audit Committee, the Compensation Committee and the Nominating Committee is composed entirely of independent directors. The Chair of each committee is an independent director. Each committee also holds regular executive sessions at which only committee members are present. Each committee is also authorized to retain its own outside counsel and other advisors as it desires.

As noted above, charters for each of the Executive Committee, Audit Committee, Compensation Committee and Nominating Committee are available on the Corporation’s website, but a brief summary of the committees’ responsibilities follows:

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its responsibilities in connection with the Corporation’s (i) independent auditors, (ii) internal auditors, (iii) financial statements, (iv) earnings releases and guidance, (v) financial and capital structure and strategy, as well as (vi) the Corporation’s compliance program, internal controls and risk management.

Nominating Committee

The Nominating Committee is responsible for assisting the Board in relation to (i) director nominations, (ii) committee structure and appointments, (iii) Board performance evaluations, (iv) regulatory matters relating to corporate governance, (v) stockholder proposals and communications, and (vi) management succession.

Compensation Committee

The Compensation Committee is responsible for (i) approving compensation and employment agreements for, and reviewing benefits provided to, the Corporation’s senior executives, (ii) overseeing the Corporation’s disclosure regarding executive compensation, (iii) reviewing the Corporation’s overall compensation structure and benefit plans, (iv) reviewing officer appointments, (v) overseeing the Corporation’s human development programs designed to attract, retain, develop, and motivate the Corporation’s employees, (vi) reviewing the Corporation’s organization chart, and (vii) compensating directors.

Board Self-Evaluation

The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, structure, processes and effectiveness.

Director Orientation and Education

Each individual, upon joining the Board of Directors, is provided with an orientation regarding the role and responsibilities of the Board and the Corporation’s operations. As part of this orientation, new directors have opportunities to meet with members of the Corporation’s management. The Corporation is also committed to the ongoing education of its directors. From time to time, the Corporation’s executives, the heads of its business groups and outside experts make presentations to the Board regarding their respective areas.

Non-Employee Director Compensation and Stock Ownership

The Board of Directors is responsible for establishing compensation for the Corporation’s non-employee directors. The Compensation Committee reviews the compensation for non-employee directors, including reviewing compensation provided to non-employee directors at other companies, and makes a recommendation to the Board for its approval.

In order to align the interests of directors and stockholders, it is also the Board’s policy that non-employee directors are encouraged to own an amount of the Corporation’s stock that is significant in light of each director’s individual means.

The Corporation also expects all directors to comply with all federal, state and local laws regarding trading in securities of the Corporation and disclosing material, non-public information regarding the Corporation, and the Corporation has procedures in place to assist directors in complying with these laws.

Meetings of Board of Directors and Committees and Compensation of Members

The Board of Directors of the Corporation meets every other month, and the Executive Committee of the Corporation meets monthly. In 2013, fees paid for attendance at Board meetings and meetings of the Executive Committee were $1,500 and $1,250, respectively. For the year 2013, the Directors received an annual fee of $12,500 payable quarterly at the rate of $3,125 per quarter. The Chairman of the Board and Chairman of the

Audit Committee each received an annual fee of $75,000 and $25,000, respectively. During 2013, the Board of Directors of the Corporation held six meetings. Directors of the Corporation were also paid a fee of $1,000 for attendance at meetings of other committees of the Corporation. No annual or meeting fees are paid to Directors who are also active officers of the Corporation or any of its affiliates. Fees in the total amount of $487,000 were paid to Directors for attendance at meetings of the Board of Directors of the Corporation and at meetings of all committees of the Corporation during the year 2013. In addition, fees in the aggregate amount of $48,550 were credited to the accounts of those Directors who elected to participate in the Wesbanco Deferred Compensation Plan, pursuant to which payment of fees for attendance at meetings of the Board of Directors and committees established by the Board may be deferred and deemed invested in Common Stock or in a money market account.

The Compensation Committee, at its meeting on February 19, 2014, recommended to the Board of Directors an increase in the annual retainer paid to directors. They recommended an increase to $18,000 for the annual retainer fee for Board members, an increase from the current level of $12,500, effective April 1, 2014. The annual retainer fee is payable quarterly. No other changes to the annual retainer fee for the Chairman of the Board or the Chairman of the Audit Committee, nor to the meeting attendance fees were recommended. The Board of Directors approved these changes on February 20, 2014 and they will be effective on April 1, 2014.

Each director attended at least 75% of the total meetings of the Board of Directors and its committees of which he or she is a member held in 2013, except Director Stamp who attended 67%. Thirteen of sixteen total directors at the time attended the 2013 stockholders meeting. Attendance at the annual stockholders meeting is considered in evaluating incumbent directors.

2013

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in ($)[1] Wesbanco, Inc.	Fees Earned or Paid in ($)[2] Wesbanco Bank, Inc.	Total ($)[3]
(a)	(b)	(c)	(d)
Ray A. Byrd	$38,250	$13,250	$51,500
Christopher V. Criss	59,500	0	59,500
Abigail M. Feinknopf	24,250	0	24,250
John W. Fisher, II	26,750	0	26,750
Ernest S. Fragale	24,375	3,750	28,125
James C. Gardill	102,750	21,300	124,050
Vaughn L. Kiger	39,000	3,750	42,750
D. Bruce Knox	31,500	0	31,500
Paul M. Limbert	—	—	—
Jay T. McCamic	20,000	1,500	21,325
F. Eric Nelson, Jr.	23,000	2,750	25,750
Henry L. Schulhoff	38,250	0	38,250
Richard G. Spencer[4]	10,000	0	10,000
Joan C. Stamp	22,000	0	22,000
Reed J. Tanner	27,375	0	27,375

Total	$487,000	$48,550	$535,550

[1]	Amounts in this column represent fees paid to directors for services on the board of directors of WesBanco, Inc. and any applicable Board committees. Amounts include cash and deferred fees contributed to the Wesbanco Deferred Compensation Plan.
[2]	Amounts in this column represent fees paid to directors for services on the board of directors of WesBanco Bank, Inc. and any applicable WesBanco Bank Board committees. Amounts include cash and deferred fees contributed to the WesBanco Deferred Compensation Plan.

[3]	The Corporation has not awarded stock options or restricted stock to directors and, thus, there are no outstanding director options or restricted stock.
[4]	Elected to the Board on November 30, 2012 in conjunction with Fidelity Bancorp, Inc. acquisition.

Nominating Committee

The Corporation has a standing Nominating Committee. Members of the Corporation’s Nominating Committee are Vaughn L. Kiger, Chairman, Christopher V. Criss and Joan C. Stamp, all of whom are independent directors, as the term is defined in Nasdaq listing standards. The Nominating Committee meets at least annually and when vacancies on the Corporation’s Board of Directors are to be filled and last met on January 15, 2014. The Committee met once in 2013.

Compensation Committee

The Corporation has a standing Compensation Committee. The members of the Corporation’s Compensation Committee include John W. Fisher, II, Chairman, Ray A. Byrd, Christopher V. Criss, Vaughn L. Kiger and Henry L. Schulhoff, all of whom are independent directors as the term is defined in Nasdaq listing standards and under applicable law. The Compensation Committee met two times during the fiscal year ended December 31, 2013 and once since January 1, 2014.

Compensation Committee Interlocks and Insider Participation

None of the Corporation’s executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of the Corporation’s Board of Directors. None of the Corporation’s executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Board’s Compensation Committee.

Audit Committee

The Corporation has an Audit Committee. All members are considered independent under Nasdaq listing standards and Rule 10A-3 under the Act and the currently serving members are: Christopher V. Criss, Chairman, Reed J. Tanner, Ernest S. Fragale and D. Bruce Knox. Certain members of the Audit Committee are partners, controlling stockholders or executive officers of an organization that has a lending relationship with the banking affiliate of the Corporation, or individually, they maintain such relationships. The Corporation’s Board of Directors has determined that such lending relationships do not interfere with the director’s exercise of independent judgment. The Board of Directors of the Corporation has determined that Reed J. Tanner, a licensed Certified Public Accountant, is an “audit committee financial expert” as defined in Item 407 of Regulation S-K and that he is independent as that term is used in Item 7 of Schedule 14A. The Corporation has adopted a formal charter and the Audit Committee has reviewed and assessed the adequacy of the written charter during the past year. The Audit Committee met five times in 2013.

Report of Audit Committee

The Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the registered public accounting firm, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, Communication With Audit Committees (as amended), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, other standards of the Public Company Accounting Oversight Board (United States), the rules of the SEC, and other applicable regulations. The Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board’s Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors the independent auditors’ independence from management and the Corporation and considered the compatibility of nonaudit services with the auditors’ independence.

The Audit Committee discussed with the Corporation’s internal and independent auditors the overall scope and plans for and results of their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal controls, credit quality and the overall quality of the Corporation’s financial reporting.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC. This report is not deemed “soliciting material” or deemed to be filed with the SEC or subject to Regulation 14A, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent requested by the Corporation or specifically incorporated by documents otherwise filed.

Submitted by:

AUDIT COMMITTEE:

Christopher V. Criss, Chairman	Ernest S. Fragale
Reed J. Tanner	D. Bruce Knox

Stockholders Intending to Nominate Candidates for

Election to Board of Directors Must Give Notice to Corporation

Sections 4, 5 and 6 of Article III of the Amended and Restated Bylaws of the Corporation require stockholders intending to make a director nomination at a stockholders’ meeting to have provided the Corporation advance written notice of such nominations, no later than (i) with respect to an election to be held at an annual meeting, 90 days prior to the anniversary of the previous year’s annual stockholders’ meeting, or (ii) with respect to an election to be held at a special meeting of stockholders, the close of business on the 10th day following the date on which notice of such meeting is first given to the stockholders. Sections 4, 5 and 6 of Article III (i) explicitly provide that Sections 4, 5 and 6 of Article III are the exclusive means for a stockholder to make such nominations, other than proposals governed by Rule 14a-11 of the Exchange Act (which provides its own procedural requirements) and (ii) set forth the required disclosures regarding (A) the stockholders making such nomination, which include, among other things, the class and number of shares of stock of the Corporation owned beneficially by the proposing stockholder and any relationship between the stockholder and the proposed nominee and (B) the nominee, which include, among other things, all information relating to such person that would be required to be disclosed in solicitations of proxies for elections of directors. In addition, the Amended and Restated Bylaws provide that a stockholder making a director nomination at a stockholders’ meeting must not only be a stockholder at the time of the notice, but also at the time of the meeting.

Proposals of Stockholders for Presentation at

Next Year’s Annual Meeting, to be Held April 15, 2015

Proposals which stockholders intend to present at next year’s annual meeting, to be held on Wednesday, April 15, 2015, will be eligible for inclusion in the Corporation’s proxy material for that meeting if they are submitted to the Corporation in writing not later than November 14, 2014. A proponent may submit only one proposal. At the time of the submission of a proposal, a stockholder also may submit a written statement in support thereof for inclusion in the proxy statement for the meeting, if requested by the proponent; provided, however, that a proposal and its supporting statement in the aggregate shall not exceed 500 words.

Additionally, if properly requested, a stockholder may submit a proposal for consideration at next year’s annual meeting, but not for inclusion in the Corporation’s proxy material for that meeting. To make such a proposal, the Corporation must receive from the stockholder a notice in writing of such request by January 16, 2015.

Independent Auditors

Ernst & Young LLP served as the registered public accounting firm for the Corporation and all affiliates for the year 2013. The services rendered by Ernst & Young LLP during the year 2013 consisted primarily of audit and tax services as approved by the Audit Committee or under terms of the Corporation’s audit services pre-approval policy. The Audit Committee has approved Ernst & Young LLP as independent auditors to audit the consolidated financial statements of the Corporation for the year ending December 31, 2014. It is expected that a representative of Ernst & Young LLP will be present at the annual stockholders meeting. Such representative will have the opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions from the stockholders who are present. A representative of Ernst & Young, LLP attended last year’s annual stockholders meeting.

The Audit Committee’s pre-approval policies and procedures are detailed in the Audit Committee Charter. Generally, these procedures require the Audit Committee to pre-approve all auditing services to be performed by its independent auditor subject to a de minimis exception. The pre-approval may be delegated to the Chairman subject to review and ratification by the Audit Committee at its next scheduled meeting. Of the 2013 audit fees of $833,960, all were pre-approved by the Audit Committee before commencement of the service. Additionally, 100% of the tax and audit-related fees totaling $51,250 and $72,100, respectively, were pre-approved by the Audit Committee.

Audit Fees. The aggregate fees of Ernst & Young LLP billed for each of the last two fiscal years for professional services rendered for the audit of the Corporation’s annual financial statements included in Form 10-K filed with the Securities and Exchange Commission, and its internal controls over financial statement preparations, and the quarterly reviews of the Corporation’s financial statements included in Forms 10-Q for 2013 and 2012, respectively, were $833,960 and $925,905. Also included for both years were professional services rendered for accounting consultation on matters addressed during the audit or interim reviews, consents on certain SEC registration statements, acquisition related audit procedures, an audit of the Corporation’s broker-dealer, WesBanco Securities, Inc. and a HUD procedures audit.

Audit-Related Fees. Ernst & Young LLP provides other audit-related services to the Corporation from time to time. The aggregate fees for these services billed for each of the last two fiscal years were $72,100 for 2013 and $70,000 for 2012. Audit-related fees in both years were for services rendered in conjunction with the Corporation’s retirement plan audits and an internal controls report for the Trust and Investment Services Division.

Tax Fees. Ernst & Young LLP also provides certain tax related services, and the aggregate fees billed for each of the last two fiscal years for such services were $51,250 for 2013 and $48,750 for 2012, respectively. These services primarily included preparation of the Corporation’s tax filings and certain tax planning advisory services for both years.

All Other Fees. “All Other Fees” for the years ended December 31, 2013 and 2012, were $-0- for each year.

Proxy Solicitor

The Corporation has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $8,000, plus expenses. Proxies may also be solicited by employees of the Corporation. Proxies may be solicited by mail and by telephone call.

Item  2

Approval of an Advisory (Non-Binding) Proposal on the Corporation’s

Executive Compensation Paid to the Named Executive Officers

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) amended the Securities Exchange Act of 1934 (the “Exchange Act”) by adding Section 14A. Section 14A(a)(1) requires that not “less frequently than once every 3 years, a proxy or consent or authorization for an annual or other meeting of the stockholders for which the proxy solicitation rules of the Commission require compensation disclosure shall include a separate resolution subject to stockholder vote to approve the compensation of executives,” as disclosed pursuant to Item 402 of Regulation S-K (a “say-on-pay vote”). The say-on-pay vote is not binding on the Corporation or the Board of Directors. Considering the advisory (non-binding) recommendation of the Corporation’s stockholders at the April 20, 2011 Annual Meeting of Stockholders regarding the frequency of the say-on-pay vote, the Board of Directors voted on June 23, 2011 for the Corporation’s non-binding say-on-pay vote to occur every year.

As discussed in detail above, Item 2 is a non-binding say-on-pay vote of the stockholders whereby stockholders are asked to approve the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. The Board of Directors believes the Corporation’s compensation program is reasonable and balanced in comparison to the size and financial performance of the Corporation. It includes appropriate incentives in both annual and long term performance-based compensation reflecting both short term and long term goals without encouraging unnecessary and excessive risk-taking by our executive officers. Importantly, it aligns the interests of our executive officers with those of our stockholders with the inclusion of equity compensation in the form of stock options and restricted stock. The incentive compensation award opportunities for our named executive officers take into account stockholder interests through the establishment of challenging performance targets based on business plans and budgets approved by the Board.

The Board of Directors strongly endorses the Corporation’s executive compensation program and recommends that stockholders vote in favor of the following advisory resolution:

RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosures shall include the “Compensation Discussion and Analysis” section and the related compensation tables and narrative discussion, and all disclosures pursuant to Item 402 of Regulation S-K, is hereby APPROVED.

As an advisory vote, this proposal is not binding on the Corporation. However, our Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board of Directors RECOMMENDS a vote “FOR” Item 2 to approve the advisory proposal to approve the compensation paid to the Corporation’s named executive officers.

Other Matters to be Considered at the Meeting

Management has no knowledge of any matters, other than those referred to above, which will be presented for consideration and action at the meeting. As set forth in the Notice of the meeting, however, the stockholders will have the right to consider and act upon such other matters as properly may come before the meeting, and the enclosed form of proxy confers, upon the holders thereof, discretionary authority to vote with respect to such matters. Accordingly, if any such matters are presented, the holders of the proxies will vote the shares of stock represented thereby in accordance with their best judgment.

By Order of the Board of Directors.

JAMES C. GARDILL

Chairman of the Board

Wheeling, West Virginia

March 14, 2014

C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 16, 2014. Plan share voting must be received by 1:00 a.m., Central Time, on April 14, 2014.Vote by Internet Go to www.investorvote.com/WSBC Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Vote by Internet Go to www.investorvote.com/WSBC Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2. 1. For the election to the Board of Directors, except as otherwise specified below, of the following nominees, or any one or more of them for a term of three (3) years expiring at the annual stockholders’ meeting in 2017: + For Withhold Number of Shares For Withhold Number of Shares 01 - Abigail M. Feinknopf 02 - Paul M. Limbert 03 - Jay T. McCamic 04 - F. Eric Nelson, Jr. 05 - Todd F. Clossin CUMULATIVE VOTING: If you wish to vote shares cumulatively, indicate before the name of each nominee the number of votes you desire to cast for that nominee. See page 2 of the Proxy Statement for an explanation of cumulative voting. For Against Abstain 2. Advisory (non-binding) vote to approve Executive Compensation. 3. In accordance with the judgment of the said attorneys and proxies upon such other matters as may be presented for consideration and action. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name(s) appears hereon. When signing as Attorney, Executor, Administrator, Trustee, Guardian, etc., give full title as such. If you are signing for someone else, you must send documentation with this Proxy, certifying your authority to sign. If stock is jointly owned, each joint owner should sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UP X 1863561 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — WESBANCO, INC. ANNUAL MEETING OF STOCKHOLDERS — APRIL 16, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. The undersigned hereby constitutes and appoints Roland L. Hobbs, R. Peterson Chalfant, and Edward M. George, or any one of them, attorneys and proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of the Stockholders of Wesbanco, Inc., to be held at Glessner Auditorium, Wilson Lodge, Oglebay Resort and Conference Center, Wheeling, West Virginia, 26003 on Wednesday, April 16, 2014, at 12:00 Noon E.D.T. and at any adjournment or adjournments thereof, with full powers then possessed by the undersigned, and to vote, at that meeting, or any adjournment or adjournments thereof, all shares of stock which the undersigned would be entitled to vote if personally present, as specified on the reverse side. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION. AUTHORITY TO VOTE FOR THE ELECTION OF ANY OF THE NOMINEES LISTED ABOVE MAY BE WITHHELD BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF SUCH NOMINEE.